Urkundenrolle Nr. / Roll of Deeds No. 22 /2015-B	EXHIBIT 2.2
Geschehen zu Stuttgart am 8. Januar 2015 - i. W. achten Januar zweitausendfünfzehn -	Executed in Stuttgart on this 8th day of January 2015 - in words eighth day of January two thousand fifteen -

Vor mir, dem	Before me, the
Notar/Notary Rudolf Bezler
mit dem Amtssitz in	with his official residence at
70469 Stuttgart, Rheinstahlstraße 3,
erscheinen heute in meinen Kanzleiräumen:	there appear today in my office:

1.         Herr / Mr. Dr. Peter Schulze,
    geboren am/born 25. November 1939,
    geschäftsansässig in/business resident at 67466 Lambrecht, Wiesenstraße 71,
    - deutscher Staatsangehöriger / German Citizen -,
    - ausgewiesen durch amtlichen Lichtbildausweis/identified by official ID with photo -;

2.         Herr / Mr. Jeffrey Anthony Duchemin,
    geboren am/born 19. Oktober 1965,
    wohnhaft in/resident in 14 Eastland Terrace, Haverhill, Massachusetts 01830, USA,
    - amerikanischer Staatsangehöriger/ American Citizen -,
    - ausgewiesen durch amtlichen Lichtbildausweis/identified by official ID with photo -.

(im Folgenden die "Erschienenen" genannt).	(hereinafter referred to as the "Persons Appearing").
Der Erschienene zu Ziffer 2 erklärt, er handele nachfolgend aufgrund apostillierter Vollmacht vom 5. Januar 2015 für die	The person appearing ad 2) declares that he is not acting in his own name but on the basis of power on attorney with apostille, dated January 5, 2015 on behalf of

Ealing Scientific Limited mit dem Sitz in Montréal (Québec), Kanada, eingetragen im Handelsregister von Québec (NEQ) unter Nr. 1144289452 (Postanschrift: 6010, rue Vanden-Abeele, Montréal (Québec) H4S1R9, Canada).

Ealing Scientific Limited with the statutory seat in Montréal (Québec), Canada, registered in the commercial register of Québec (NEQ) under No. 1144289452 (mailing address: 6010, rue Vanden-Abeele, Montréal (Québec) H4S1R9, Canada).

Nach Befragung der Erschienenen wird festgestellt, dass eine Vorbefassung im Sinne von § 3 Abs. 1 Nr. 7 BeurkG nicht vorliegt.

The Notary inquired about any prior involvement in the sense of § 3 para. 1 sentence 1 lit. 7 of the Law Governing the Authentication of Public Deeds (BeurkG). The persons appearing answered in the negative.

Die Erschienenen sind nach Über-zeugung des Notars und nach eigenen Angaben der englischen Sprache hinreichend kundig.
Die Zuziehung eines Dolmetschers ist aus Sicht des Notars nicht erforderlich und von den Erschienenen nicht gewünscht.

According to the Notary and to his own statement, the persons appearing have sufficient knowledge of the English language.
The attendance of an interpreter is not required in the Notary’s opinion and is not requested by the persons appearing.

Die Erschienenen erklären mit der Bitte um Beurkundung:	The Persons Appearing declare as follows for notarisation:

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Geschäftsanteilsverkaufvertrag über Geschäftsanteile der HEKA Canada

Agreement for the Sale and Purchase of All Shares in HEKA Canada

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Contents

1	Corporate Status HEKA Canada	8
2	Sale and Transfer of the HEKA-Canada Shares; Right to Profits; Effective Date	8
3	Purchase Price; Payment of the Purchase Price	9
4	Closing	16
5	Effective Date Accounts	17
6	Seller’s Guarantees	21
7	Remedies for breach of Seller’s Guarantees; Procedure	44
8	Environmental Indemnity	48
9	Tax Indemnification	52
10	Limitations on Seller’s Liability	55
11	Further Obligations of the Seller	57
12	Non-competition; Non-Solicitation	58
13	Confidentiality and Press Releases	61
14	Costs and Transfer Taxes	63
15	Assignment and Transfer of Rights and	63
16	Notices	64
17	Miscellaneous	65

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Table of Annexes

No.	Content
3.6.1	Seller’s Account
3.6.2	Purchaser’s Account
3.8	Escrow Agreement
4.2.1.3	Real Estate Purchase Docs
4.2.1.4	Real Estate Lease Agreement
4.2.1.5	Officer’s Certificate
4.2.1.6	Joint Consent
4.2.1.7	Omnibus Resolutions
4.2.1.9	Transfer of Shares
6.5.3	Business Premises
6.6.1	Material Fixed Assets
6.7	Target Bank Accounts
6.8	Insurances
6.9.1	Material Agreements
6.10.1	Employees
6.11.4	Hidden Profit Distribution
6.20	Relevant Individuals
11.1	Waiver of Claims

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Zwischen

Dr. Peter Schulze
(Postanschrift: Dinkelackerring 10, 67435 Neustadt an der Weinstraße)

- nachfolgend „Verkäufer“ genannt -

und

Ealing Scientific Limited,
6010 rue Vanden-Abeele, Montréal (Québec)
H4S1R9, Canada, eingetragen im Handelsregister von Québec (Montréal) (NEQ) unter Nr. 1144289452

- nachfolgend „Käuferin“ genannt -

Between

Dr. Peter Schulze
(mailing address: Dinkelackerring 10, 67435 Neustadt an der Weinstraße)

- hereinafter referred to as “Seller” -

and

Ealing Scientific Limited,
6010 rue Vanden-Abeele, Montréal (Québec)
H4S1R9, Canada, registered with the commercial register of Québec (Montréal) (NEQ) under No. 1144289452

- hereinafter referred to as “Purchaser” -

wird folgender Vertrag abgeschlossen:	enter the following Agreement:

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	Präambel		Preamble
A.	Der Verkäufer ist Alleingesellschafter der HEKA Electronics Inc., Chester, NS B0J 1J0, 643 Highway Nr. 14, R.R. Nr. 2, Nova Scotia, Kanada (nachfolgend: „HEKA Kanada“). HEKA Kanada ist wiederum Alleingesellschafterin der HEKA Instruments Inc., Belmore, 2128 Belmore Avenue, New York 11710-5606, USA („HEKA USA“). HEKA Kanada und HEKA USA zusammen die HEKA-Gesellschaften.	A.	Seller 1 is the sole shareholder of HEKA Electronics Inc., Chester, NS B0J 1J0, 643 Highway Nr. 14, R.R. Nr. 2, Nova Scotia, Kanada (hereinafter: „HEKA Canada“). HEKA Canada in turn is the sole shareholder of HEKA Instruments Inc., Belmore, 2128 Belmore Avenue, New York 11710-5606, USA (“HEKA USA”). HEKA Canada together with HEKA USA also the HEKA-Companies.

B.	Der Verkäufer beabsichtigt, sämtliche Geschäftsanteile an der HEKA Kanada an die Käuferin zu verkaufen. Die Käuferin beabsichtigt, diese Geschäftsanteile zu erwerben.	B.	The Seller intends to sell to the Purchaser the entire shares it holds in HEKA Canada. The Purchaser intends to purchase these shares.

C.
Die Käuferin ist ein Tochterunternehmen der Harvard Inc. („HBIO“). Mit parallelem Vertrag erwirbt ein anderes Unternehmen, das eine Tochtergesellschaft von HBIO ist, die HEKA Elektronik Dr. Schulze GmbH. Diese Akquisition wird als „Paralleltransaktion“ bezeichnet.
C.
The Purchaser is a subsidiary of Harvard Bioscience Inc. (“HBIO”). By parallel agreement another company that is a subsidiary of HBIO acquires HEKA Elektronik Dr. Schulze GmbH. This Akquisition shall be called the “Parallel Transaction”.

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1.	Gesellschaftsrechtlicher Status HEKA Kanada	1.	Corporate Status HEKA Canada

1.1	Die HEKA Kanada ist eine nach kanadischem Recht errichtete Gesellschaft mit Sitz in Montreal, eingetragen im Handelsregister von Québec unter der Nummer 1144289452.	1.1
HEKA Canada is a limited liability company with registered offices in Montreal, which was organized under the laws of Canada and is recorded in the commercial register of Quebec under registration no. 1144289452.

1.2	Das Stammkapital der HEKA Kanada entspricht zehntausend (10.000) Stammanteilen und zehntausend (10.000) Vorzugsanteilen und besteht aus eintausend (1.000) Stammanteilen, die alle vom Verkäufer gehalten werden (nachfolgend: “HEKA-Kanada Geschäftsanteil“).	1.2
The registered share capital of HEKA Canada equals ten thousand (10,000) common shares and ten thousand (10,000) preferred shares and consists of one thousand (1,000) common shares issued and outstanding, all of which are held by the Seller (hereinafter “HEKA-Canada Share”).

2.	Verkauf und Übertragung der HEKA-Kanada Geschäftsanteile; Gewinnberechtigung; Stichtag	2.	Sale and Transfer of the HEKA-Canada Shares; Right to Profits; Effective Date

2.1	Verkauf und Übertragung der HEKA-Kanada Geschäftsanteile	2.1	Sale and Transfer of the HEKA-Canada Shares

Der Verkäufer verkauft hiermit nach Maßgabe der Bestimmungen dieses Vertrages die HEKA-Kanada Geschäftsanteile an die Käuferin. Die Käuferin nimmt den Verkauf hiermit an. Unter der aufschiebenden Bedingung des Eintritts des Closings gemäß Ziffer 4.2 tritt der Verkäufer hiermit die von ihm gehaltenen und in Ziffer 1.2 beschriebenen HEKA-Kanada Geschäftsanteile an die Käuferin ab.

Seller hereby sells the HEKA-Canada Shares to the Purchaser upon the terms and conditions of this Agreement. The Purchaser hereby accepts such sale. Subject to the condition precedent of the occurence of the Closing pursuant to Clause 4.2 the Seller hereby transfers the HEKA-Canada Shares held by it and described in clause 1.2 to the Purchaser.

2.2	Gewinnbezugsrecht	2.2	Right to receive Dividends
	Der Verkauf erstreckt sich auf alle mit den HEKA-Kanada Geschäftsanteilen verbundenen Ansprüche und sonstigen Rechte einschließlich des Bezugsrechts auf alle Gewinne der HEKA Kanada.
The sale of the HEKA-Canada Shares shall include any and all rights associated with, or otherwise pertaining to, the HEKA-Canada Shares, including but not limited to the rights to receive profits of HEKA Canada.

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2.3	Stichtag	2.3	Effective Date
	Stichtag für die Ermittlung des Kaufpreises ist 24:00 Uhr des Vollzugstages (Ziffer 4.1) (Stichtag).		The Effective Date for purposes of calculating the Purchase Price shall be 12 midnight (24.00) on the Closing Date (clause 4.1).

3.	Kaufpreis; Zahlung des Kaufpreises	3.	Purchase Price; Payment of the Purchase Price

3.1	Kaufpreis	3.1	Purchase Price

3.1.1	Der Kaufpreis für die HEKA-Kanada Geschäftsanteile ist gleich:	3.1.1	The Purchase Price for the HEKA-Canada Shares is equal to
3.1.1.1	dem Betrag des Brutto-Unternehmenswerts (Ziffer 3.2.1),	3.1.1.1	the amount of the Gross Enterprise Value (clause 3.2.1),
3.1.1.2	abzüglich der Summe der Finanzverbindlichkeiten (Ziffer 3.2.2),	3.1.1.2	less the aggregate of the Financial Debt (clause 3.2.2),
3.1.1.3	zuzüglich der Summe der Barmittel (Ziffer 3.2.3),	3.1.1.3	plus the aggregate of the Cash (clause 3.2.3),
3.1.1.4	abzüglich eines eventuellen Fehlbetrages bzw. zuzüglich eines eventuellen Überschusses beim Nettoumlaufvermögen (Ziffer 3.2.4).	3.1.1.4	less any possible shortfall or plus any possible surplus in Net Working Capital (clause 3.2.4),

3.1.2	Der so ermittelte Betrag wird Kaufpreis genannt.	3.1.2	The amount thus determined is referred to as the Purchase Price.

3.2	Berechnung des Kaufpreises	3.2	Calculation of the Purchase Price

3.2.1	Der Brutto-Unternehmenswert beträgt 2.800.000 EUR (in Worten: 2 Millionen achthunderttausend Euro) (Brutto-Unternehmenswert).	3.2.1	The gross enterprise value amounts to EUR 2,800,000 (2 million eight hundred thousand euros) (the Gross Enterprise Value).

3.2.2	Finanzverbindlichkeiten sind	3.2.2	Financial Debt means
3.2.2.1	Verbindlichkeiten gegenüber Kreditinstituten i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 2 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.2.1
liabilities to financial institutions within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 2 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law);

3.2.2.2	Verbindlichkeiten gegenüber verbundenen Unternehmen, bzw. gegenüber solchen, mit denen ein Beteiligungsverhältnis besteht i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 6, 7 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht), mit Ausnahme von Verbindlichkeiten aus Lieferungen und Leistungen; sonstige Verbindlichkeiten i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 8 HGB (oder, soweit anwendbar,	3.2.2.2
liabilities to affiliated enterprises or such with which a participation relationship exists within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 6, 7 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law), with the exception of trade payables;

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3.2.2.3	die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.2.3
other liabilities within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 8 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law);

3.2.2.4	alle zum Stichtag aufgelaufenen, aber noch nicht bezahlten Zinsen und Gebühren;	3.2.2.4	all interest and fees accrued but not yet paid as of the Effective Date;

3.2.2.5	Rückstellungen für Steuern;	3.2.2.5	provisions for Taxes;

3.2.2.6	Positionen – über die in 3.2.2.1 bis 3.2.2.5 genannten Positionen hinaus –, die wirtschaftlich einer Verbindlichkeit aus einer Darlehensaufnahme oder einer sonstigen Finanzierungsform gleichkommen, einschließlich Verbindlichkeiten aus Gesellschafterdarlehen.	3.2.2.6
any liability or payment obligation other than those referred to under items 3.2.2.1 to 3.2.2.5 above having the same commercial effect as a borrowing or other form of financing, including liabilities pursuant to any shareholder loans.

3.2.3	Barmittel sind:	3.2.3	Cash means:

3.2.3.1	Kassenbestand, Bundesbankguthaben, Guthaben bei Kreditinstituten und Schecks i. S. d. §§ 298 i. V. m. 266 Abs. 2 lit. B IV HGB(oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.3.1
cash balances, Federal Bank balances, bank balances and checks within the meaning of sec. 298 in conjunction with sec. 266 para. 2 B. IV. of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law);

3.2.3.2	Wertpapiere des Anlagevermögens i. S. d. § 266 Abs. 2 lit. A III Nr. 5 HGB(oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.3.2	securities held as fixed assets within the meaning of sec. 266 para. 2 lit. A III no. 5 HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law);

3.2.3.3	sonstige Wertpapiere i. S. d. §§ 298 i. V. m. 266 Abs. 2 lit. B III Nr. 3 HGB(oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.3.3	other securities within the meaning of sec. 266 para. 2 lit. B III no. 3 HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law);

3.2.3.4	Forderungen gegen verbundene Unternehmen i. S. d. § Abs. 2266 para. 2 lit. B II no. 2 HGB(oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht);	3.2.3.4
claims against affiliated undertakings within the meaning of sec. 266 para. 2 lit. B II no. 2 HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law) with the exception of trade receivables;

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3.2.3.5	Rückforderungsansprüche gegenüber Steuerbehörden;	3.2.3.5	refund claims against tax authorities;

3.2.3.6	Positionen – über die in 3.2.2.1 bis 3.2.2.5 genannten Positionen hinaus –, die wirtschaftlich einer Verbindlichkeit aus einer Darlehensaufnahme oder einer sonstigen Finanzierungsform gleichkommen.	3.2.3.6	positions which – going beyond the positions named in Clauses 3.2.3.1 to 3.2.3.5 – are financially equivalent to a loan-based claim or to a claim based on some other form of financing.

3.2.4	Der gemäß Ziffer 3.1.1.4 abzuziehende Fehlbetrag ist der Anteil des Differenzbetrags, um den das Nettoumlaufvermögen zuzüglich des Nettoumlaufvermögens der Paralleltransaktion den Betrag von 500.000,00 EUR (in Worten: fünfhunderttausend Euro) unterschreitet, und der Defiziten im Nettoumlaufvermögen zuzuordnen ist (soweit ein solcher zuzuordnender Betrag nach diesem Vertrag vom Käufer nach vernünftigem Ermessen ermittelt wird). Der gemäß Ziffer 3.1.1.4 hinzuzurechnende Überschussbetrag ist der Anteil des Differenzbetrags, um den das Nettoumlaufvermögen zuzüglich des Nettoumlaufvermögens der Paralleltransaktion den Betrag von 500.000,00 EUR (in Worten: fünfhunderttausend Euro) überschreitet und der Überschüssen im Nettoumlaufvermögen zuzuordnen ist (soweit ein solcher zuzuordnender Betrag nach diesem Vertrag vom Käufer nach vernünftigem Ermessen ermittelt wird).	3.2.4
The shortfall to be deducted pursuant to clause 3.1.1.4 is the portion of the amount by which the Net Working Capital plus the net working capital of the Parallel Transaction falls short of EUR 500,000.00 (five hundred thousand euros), that is attributable to the deficiencies in the Net Working Capital (as such attributable amount is determined in accordance herewith by the Purchaser in its reasonable discretion). The surplus amount to be added pursuant to clause 3.1.1.4 is the portion of the amount by which the Net Working Capital plus the net working capital of the Parallel Transaction exceeds EUR 500,000.00 (five hundred thousand euros) that is attributable to the surplus of Net Working Capital (as such attributable amount is determined in ac-cordance herewith by the Purchaser in its reasonable discretion).

3.2.5	Nettoumlaufvermögen bedeutet:	3.2.5	Net Working Capital means:
3.2.5.1	die Summe aus	3.2.5.1	the aggregate amount of
·
Vorräten i. S. d. §§ 298 i. V. m. 266 Abs. 2 lit. B I HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht) und Forderungen aus Lieferungen und Leistungen i. S. d. §§ 298 i. V. m. 266 Abs. 2 lit. B II Nr. 1 HGB(oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht), und
		·
inventories within the meaning of sec. 298 in conjunction with sec. 266 para. 2 B. I. of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law) and trade receivables within the meaning of sec. 298 in conjunction with sec. 266 para. 2 B. II. no. 1 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law), and

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·
Forderungen aus Lieferungen und Leistungen gegen Unternehmen, mit denen ein Beteiligungsverhältnis besteht, i. S. d. §§ 298 i. V. m. 266 Abs. 2 lit. B II Nr. 3 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht),
		·
trade receivables due from enterprises with which a participation relationship exists within the meaning of sec. 298 in conjunction with sec. 266 para. 2 B. II. no. 3 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law)

abzüglich:		less:
3.2.5.2	der Summe von	3.2.5.2	the aggregate amount of
·
erhaltenen Anzahlungen auf Bestellungen i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 3 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht),
		·
advance payments received on orders within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 3 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law)

·
Verbindlichkeiten aus Lieferungen und Leistungen i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 4 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht), und
		·
trade payables within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 4 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law), and

·
Verbindlichkeiten aus Lieferungen und Leistungen gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht i. S. d. §§ 298 i. V. m. 266 Abs. 3 lit. C Nr. 7 HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht).
		·
trade payables owing to enterprises with which a participation relationship exists within the meaning of sec. 298 in conjunction with sec. 266 para. 3 C. no. 7 of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law).

3.2.6	Die in Ziffern 3.2.2 bis 3.2.5 bezeichneten Positionen sind jeweils mit den Beträgen anzusetzen, mit denen sie im Stichtagsabschluss ausgewiesen sind.	3.2.6	The items described in clauses 3.2.2 to 3.2.5 must each be set at the amounts with which they are shown in the Effective Date Accounts.

3.3	Geschätzter Kaufpreis; Zahlung des Geschätzten Kaufpreises	3.3	Estimated Purchase Price; Payment of the Estimated Purchase Price

3.3.1	Die Parteien schätzen den Kaufpreis auf 2.800.00,00 EUR (in Worten: zwei millionen achthunderttausend Euro). Der gemäß Satz 1 geschätzte Kaufpreis wird Geschätzter Kaufpreis genannt.	3.3.1
The Parties consistently assess the Purchase Price at EUR 2,800,00.00 (2 million eight hundred thousand euros). The Purchase Price estimated pursuant to sentence 1 shall be referred to as the Estimated Purchase Price.

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3.3.2	Der Geschätzte Kaufpreis ist am Vollzugstag nach Maßgabe von Ziffer 3.7.1 und 4.2.1.8 zu zahlen.	3.3.2	The Estimated Purchase Price is to be paid on the Closing Date in accordance with clauses 3.7.1 and 4.2.1.8.

3.4	Kaufpreisanpassung	3.4	Purchase Price Adjustment

3.4.1	Für den Fall, dass der endgültige, gemäß Ziffer 5 ermittelte Kaufpreis den Geschätzten Kaufpreis (i) übersteigt oder (ii) unterschreitet, ist der Differenzbetrag (die Kaufpreisanpassung) binnen zehn (10) Bankarbeitstagen, nachdem die Vorläufigen Berechnungen verbindlich geworden sind, im Fall (i) von der Käuferin und im Fall (ii) von dem Verkäufer an die jeweils andere Partei zu zahlen.	3.4.1
In the event that the final Purchase Price determined pursuant to clause 5 (i) exceeds or (ii) falls short of the Estimated Purchase Price, then the difference (the Purchase Price Adjustment) must be paid within ten (10) Business Days after the Preliminary Calculations become binding, in the event of (i) by the Purchaser and in the event of (ii) by the Seller to the respective other Party.

3.4.2	Vor Verbindlichwerden der Vorläufigen Berechnungen sind die Parteien zur Zahlung von Abschlägen auf die Kaufpreisanpassung innerhalb von zehn (10) Bankarbeitstagen verpflichtet, sobald und soweit ihre Verpflichtung zur Zahlung einer Kaufpreisanpassung auch in Ansehung etwaiger Einwände unstreitig ist	3.4.2
Prior to the Preliminary Calculations becoming binding, the Parties shall be obligated to make advance payments on the Purchase Price Adjustment within ten (10) Bank Working Days, as soon as and to the extent that their obligation to pay a Purchase Price Adjustment is undisputed, also in view of any objections.

3.5	Verzinsung	3.5	Interest
	Der Geschätzte Kaufpreis und eine etwaige Kaufpreisanpassung sind jeweils ab dem Stichtag bis einschließlich zum Tag ihrer Zahlung mit dem in Ziffer 17.4 genannten Zinssatz zu verzinsen.
The Estimated Purchase Price and any possible Purchase Price Adjustment shall each be charged interest for the period beginning on the day following the Effective Date up to and including the date of their payment at the interest rate specified in clause 17.4.

3.6	Zahlungsmodalitäten	3.6	Payment Procedures

3.6.1	Zahlungen der Käuferin an den Verkäufer aufgrund dieses Vertrages hat die Käuferin, soweit dieser Vertrag nichts Abweichendes bestimmt, in Kanadischen Dollars (CAD) per Überweisung mit gleichtägiger Gutschrift frei von Kosten und Gebühren auf das Konto des Verkäufers (Verkäuferkonto) gemäß Anlage 3.6.1 zu leisten.	3.6.1
Payments by the Purchaser to the Seller based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Purchaser in Canadian Dollars (CAD) via bank transfer, free of charges and fees, with same day value to the account of the Seller (Seller’s Account) described on Annex 3.6.1.

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3.6.2	Zahlungen des Verkäufers an die Käuferin aufgrund dieses Vertrages hat der Verkäufer, soweit dieser Vertrag nichts Abweichendes bestimmt, in Kanadischen Dollars (CAD)per Überweisung mit gleichtägiger Gutschrift frei von Kosten und Gebühren auf das Konto der Käuferin (Käuferkonto) gemäß Anlage 3.6.2 zu leisten.	3.6.2
Payments by the Seller to the Purchaser based on this Agreement must, except as otherwise provided in this Agreement, be paid by the Seller in Canadian Dollars (CAD)via bank transfer, free of charges and fees, with same day value to the account of the Purchaser (Purchaser’s Account) described on Annex 3.6.2.

3.7	Zahlung des Kaufpreises	3.7	Payment of the Purchase Price

3.7.1	Am Vollzugstag ist der Geschätzte Kaufpreis nach Maßgabe von Ziffer 4.2.1.8 wie folgt fällig und zahlbar:	3.7.1	On the Closing Date, the Estimated Purchase Price is due and payable as follows in accordance with clause 4.2.1.8:

3.7.1.1	3.503.217,63 CAD (in Worten: drei Millionen fünfhundertdreitausend zweihundertsiebzehn 63/100 Kanadische Dollar) auf das Verkäuferkonto;	3.7.1.1	CAD 3,503,217.63 (Three million five hundred three thousand two hundred seventeen and 63/100 Canadian Dollars) to the Seller’s Account;
3.7.1.2	27.000,00 CAD (in Worten: siebenundzwanzigtausend Kanadische Dollar) werden vom Käufer gemäß Ziffer 4.2.1.8 einbehalten;	3.7.1.2	CAD 27,000 (twenty seven thousand Canadian Dollars) to be retained by Purchaser as noted in Section 4.2.1.8;
3.7.1.3	280.000,00 EUR (in Worten: zweihundertachtzigtausend Euro) auf das in der Treuhandvereinbarung gemäß Anlage 3.8 bezeichnete Treuhandkonto; Anlage 3.8 ist lediglich zu Beweiszwecken beigefügt. Der auf das Treuhandkonto gezahlte Teil des Geschätzten Kaufpreises wird Sicherheitseinbehalt genannt.	3.7.1.3
EUR 280,00.00 (two hundred eighty thousand euros) to the escrow account (the Escrow Account) described in the Escrow Agreement pursuant to Annex 3.8 attached for purposes of proof. The portion of the Estimated Purchase Price paid into the escrow account shall be referred to as the Security Deposit.

3.7.2	Mit dem Eingang der genannten Zahlungen auf den genannten Konten hat die Käuferin ihre Verpflichtung zur Leistung dieser Zahlungen an den Verkäufer erfüllt.	3.7.2	Upon receipt of the above payments to the specified accounts, the Purchaser shall have met its obligation to make these payments to the Seller.

3.8	Treuhandkonto; Auszahlung	3.8	Escrow Account; Disbursement

3.8.1	Alle Kosten für das Treuhandkonto werden dem Käufer belastet. Auf dem Treuhandkonto anfallende Zinsen – abzüglich etwaiger Quellensteuer – werden dem Treuhandkonto gutgeschrieben.	3.8.1	All costs of the Escrow Account shall be debited to the Purchaser. Any interest accruing to the Escrow Account – minus any withholding tax (Quellensteuer) – shall be credited to the Escrow Account.

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3.8.2	Der Sicherheitseinbehalt verbleibt für die Dauer von 18 (achtzehn) Monaten ab dem Vollzugstag (Treuhandfrist) auf dem Treuhandkonto. Nach Ablauf der Treuhandfrist haben die Parteien, soweit nicht nachfolgend anders bestimmt, durch gemeinsame schriftliche Erklärung den Treuhänder anzuweisen, den Sicherheitseinbehalt (abzüglich Kosten und zuzüglich Zinsen gemäß Ziffer 3.8.1) an den Verkäufer auszukehren.	3.8.2
The Security Deposit shall remain in the Escrow Account for a period of 18 (eighteen) months from the Closing Date (the Escrow Period). After the expiration of the Escrow Period, the Parties, except as otherwise provided hereinafter, must, through joint written declaration to the Escrow Agent, instruct the latter to pay out the Security Deposit (minus costs and plus interest pursuant to clause 3.8.1) to the Seller.

3.8.3	Die Käuferin ist zur Anweisung gemäß Ziffer 3.8.2 nicht verpflichtet,	3.8.3	The Purchaser is not obligated to give the instructions pursuant to clause 3.8.2,
·	wenn und soweit die Käuferin dem Verkäufer vor Ablauf der Treuhandfrist durch schriftliche Erklärung angezeigt hat, dass sie einen Anspruch gegen den Verkäufer aus diesem Vertrag geltend macht, und,	·	if and to the extent to which it has notified the Seller prior to the expiration of the Escrow Period by written declaration that it is asserting a claim against the Seller under this Agreement, and,
·	soweit der Verkäufer den geltend gemachten Anspruch nicht anerkennet, wenn und soweit die Käuferin binnen einer Frist von 12 Monaten ab dem Zugang der Anzeige bei dem Verkäufer Klage erhoben hat.	·
if the Seller does not acknowledge the asserted claim, then if and to the extent to which the Purchaser has instituted legal proceedings within a deadline of 12 months after receipt of the notice by the Seller.

3.8.4
Wenn und soweit ein von der Käuferin angezeigter Anspruch von dem Verkäufer anerkannt oder der Käuferin von einem zuständigen Gericht rechtskräftig zugesprochen worden ist, haben die Parteien durch gemeinsame schriftliche Erklärung den Treuhänder anzuweisen, einen entsprechenden Betrag vom Sicherheitseinbehalt an die Käuferin auszukehren. Soweit ein zuständiges Gericht rechtskräftig entschieden hat, dass der Käuferin ein von ihr angezeigter Anspruch nicht zusteht, haben die Parteien durch gemeinsame schriftliche Erklärung den Treuhänder anzuweisen, den entsprechenden Betrag vom Sicherheitseinbehalt an den Verkäufer auszukehren, es sei denn, die Käuferin kann die Anweisung unter Berufung auf Ziffer 3.8.3 wegen eines anderen, von ihr angezeigten Anspruches verweigern.
		3.8.4
If and to the extent to which any claim notified by the Purchaser is acknowledged by the Seller or is awarded by a competent court without further recourse, then the Parties shall instruct the Escrow Agent, through joint written declaration, to pay out a corresponding amount from the Security Deposit to the Purchaser. If a competent court decides without further recourse that the Purchaser is not entitled to the claim notified by it, then the parties shall, instruct the Escrow Agent by joint written declaration, to pay out the corresponding amount from the Security Deposit to the Seller, unless, the Purchaser can refuse to make such instruction under reference to clause 3.8.3 for any other claim it provides notice of.

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3.8.5	Die Parteien haben dafür zu sorgen, dass die Bestimmungen dieser Ziffer 3.8 in einer Treuhandvereinbarung (Treuhandvereinbarung) mit Rödl Rechtsanwaltsgesellschaft Steuerberatungsgesellschaft mbH (Treuhänder) umgesetzt werden. Sie haben die Treuhandvereinbarung spätestens am Vollzugstag abzuschließen. Die Parteien haben gemeinsame Anweisungen an den Treuhänder, zu deren Erteilung sie gemäß diesem Vertrag und nach der Treuhandvereinbarung verpflichtet sind, unverzüglich zu erteilen.	3.8.5
The Parties shall ensure that the provisions of this clause 3.8 shall be implemented in an escrow agreement (the Escrow Agreement) with Rödl Rechtsanwaltsgesellschaft Steuerberatungsgesellschaft mbH (the Escrow Agent). The Escrow Agreement must be concluded by the Closing Date at the latest. The Parties must issue any joint instructions to the Escrow Agent which they have to issue pursuant to this Agreement or under the Escrow Agreement without undue delay.

4.	Vollzug	4.	Closing

4.1	Vollzugstag	4.1	Closing Date

Die Parteien verpflichten sich, die in diesem Vertrag vereinbarten Rechtsgeschäfte am 08.01.2015 in den Räumen von Menold Bezler Rechtsanwälte Partnerschaft mbB, Rheinstahlstraße 3, 70469 Stuttgart, Germany, soweit sich die Parteien nicht auf einen anderen Ort und/oder eine abweichende Zeit einigen, dinglich zu vollziehen und zu diesem Zweck die in Ziffer 4.2 vorgesehenen Vollzugshandlungen vorzunehmen (zusammen der Vollzug). Der Tag, an dem der Vollzug stattfindet, wird als Vollzugstag bezeichnet.

Parties shall consummate in rem the legal transactions agreed upon in this Agreement and perform the closing actions set forth in clause 4.2 (collectively referred to as the Closing) on 08.01.2015 at the offices of von Menold Bezler Rechtsanwälte Partnerschaft mbB, Rheinstahlstraße 3, 70469 Stuttgart, Germany, unless the Parties agree on a different location and/or different time. The day on which the Closing takes place shall be referred to as the Closing Date.

4.2	Vollzug	4.2	Closing
4.2.1	Am Vollzugstag haben die Parteien die folgenden Handlungen in der dargestellten Reihenfolge vorzunehmen:	4.2.1	On the Closing Date, the Parties shall undertake the following actions in the sequence presented:
4.2.1.1	die Parteien schließen die Treuhandvereinbarung ab, soweit sie nicht bereits vor dem Vollzugstag abgeschlossen worden ist;	4.2.1.1	the Parties shall enter into the Escrow Agreement, unless it has already been concluded prior to the Closing Date;
4.2.1.2	der Verkäufer übergibt der Käuferin die unterzeichnete Vereinbarung nach Ziffer 11.1;	4.2.1.2	the Seller shall deliver to the Purchaser the signed agreement pursuant to sect. 11.1;

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4.2.1.3	der Verkäufer übergibt der Käuferin den unterzeichneten Kaufvertrag hinsichtlich des Grundstücks 643 Highway 14, Windsor Road, Lunenburg County, NS B0J 1J0 (PID No. 60141686) (als Anlage 4.2.1.3 zu Beweiszwecken beigefügt);	4.2.1.3
the Seller shall deliver to the Purchaser the signed Agreement of Purchase and Sale relating to those lands and buildings known as 643 Highway 14, Windsor Road, Lunenburg County, NS B0J 1J0 (PID No. 60141686) (attached as Annex 4.2.1.3 for purposes of proof);

4.2.1.4	der Verkäufer übergibt der Käuferin den unterzeichneten Mietvertrag hinsichtlich des Grundstücks 643 Highway 14, Windsor Road, Lunenburg County, NS B0J 1J0 (PID No. 60141686) (als Anlage 4.2.1.4 zu Beweiszwecken beigefügt);	4.2.1.4
the Seller shall deliver to the Purchaser the signed Lease Agreement relating to those lands and buildings known as 643 Highway 14, Windsor Road, Lunenburg County, NS B0J 1J0 (PID No. 60141686) (attached as Annex 4.2.1.4 for purposes of proof);

4.2.1.5	der Verkäufer übergibt der Käuferin das unterzeichnete „Officer’s Certificate“ (als Anlage 4.2.1.5 zu Beweiszwecken beigefügt);	4.2.1.5	the Seller shall deliver to the Purchaser the signed Officer’s Certificate (attached as Annex 4.2.1.5 for purposes of proof);

4.2.1.6	der Verkäufer übergibt der Käuferin das unterzeichnete Dokument „Joint Consent of sole Director and sole Shareholder“ (als Anlage 4.2.1.6 zu Beweiszwecken beigefügt);	4.2.1.6	the Seller shall deliver to the Purchaser the signed Dokument „Joint Consent of sole Director and sole Shareholder“ (attached as Annex 4.2.1.6 for purposes of proof);

4.2.1.7	der Verkäufer übergibt der Käuferin die unterzeichneten Beschlüsse „Omnibus Resolutions“ (als Anlage 4.2.1.7 zu Beweiszwecken beigefügt;)	4.2.1.7	the Seller shall deliver to the Purchaser the signed Resolutions „Omnibus Resolutions” (attached as Annex 4.2.1.7 for purposes of proof);

4.2.1.8
die Käuferin zahlt von dem Geschätzten Kaufpreis einen anteiligen Teilbetrag in Höhe von 3.503.217,63 CAD (in Worten: drei Millionen fünfhundertdreitausend zweihundertsiebzehn 63/100 Kanadische Dollar) auf das Verkäuferkonto und einen weiteren Teilbetrag in Höhe von 280.000,00 EUR (in Worten: zweihundertachtzigtausend Euro) auf das in der Treuhandvereinbarung bezeichnete Treuhandkonto; zusätzlich behält der Käufer 27.000,00 CAD (in Worten: siebenundzwanzigtausend Kanadische Dollar) des Vorläufigen Kaufpreises ein, vor dem Hintergrund der Verpflichtungen des Verkäufers im Hinblick auf „income recapture“ Steuern, wie unter Ziffer 9.2.1.1 näher ausgeführt;
		4.2.1.8
the Purchaser shall pay a partial sum of a portion of the Estimated Purchase Price in the amount of CAD 3,503,217.63 (Three million five hundred three thousand two hundred seventeen and 63/100 Canadian Dollars) to the Seller’s Account and a further partial sum in the amount of EUR 280,00.00 (two hundred eighty thousand euros) to the Escrow Account described in the Escrow Agreement; in addition, the Purchaser shall retain CAD $27,000 (twenty seven thousand Canadian Dollars) of the Estimated Purchase Price relating to the Seller’s obligations pertaining to ‘income recapture‘ Tax as described further in Section 9.2.1.1;

4.2.1.9	unverzüglich nach dem Eingang von 3.503.217,63 CAD (in Worten: drei Millionen fünfhundertdreitausend zweihundertsiebzehn 63/100 Kanadische Dollar) auf dem Verkäuferkonto erteilt der Verkäufer der Käuferin eine schriftliche Quittung über den Empfang dieses Betrages und übergibt das unterzeichnete Dokument „Transfer of Shares“ (als Anlage 4.2.1.9 zu Beweiszwecken beigefügt) an die Käuferin.	4.2.1.9
without undue delay (unverzüglich) after the amount of CAD 3,503,217.63 (Three million five hundred three thousand two hundred seventeen and 63/100 Canadian Dollars) has been credited to the Seller’s Account, the Seller shall issue a written receipt to the Purchaser and shall deliver the signed document “Transfer of Shares” (attached as Annex 4.2.1.9 for purposes of proof) to the Purchaser.

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5.	Stichtagsabschlüsse	5.	Effective Date Accounts

5.1	Vorläufiger Stichtagsabschluss; Vorläufige Berechnung	5.1	Preliminary Effective Date Account; Preliminary Calculation

5.1.1	Die Käuferin wird die Geschäftsführung der HEKA Kanada veranlassen, unverzüglich, aber nicht später als einhundertzwanzig (120) Tage nach dem Vollzugstag	5.1.1	The Purchaser shall cause the management of HEKA Canada, without undue delay, but no later than one hundred twenty (120) days after the Closing Date,

5.1.1.1	einen Zwischenabschluss (Bilanz, Gewinn- und Verlustrechnung, Anhang) der HEKA Kanada (der Stichtagsabschluss) für den Zeitraum vom Beginn des laufenden Geschäftsjahres bis zum Stichtag, aufzustellen. In der vor Verbindlichwerden gemäß Ziffer 5.3.1, Ziffer 5.3.2 oder Ziffer 5.4.2 bestehenden Fassung wird dieser Abschlüsse als Vorläufiger Stichtagsabschluss bezeichnet;	5.1.1.1
to prepare an interim financial statement (balance sheet, profit and loss statement, notes on the accounts) regarding bHeka Canada (the Effective Date Account) for the period from the beginning of the current business year until the Effective Date. In version existing before becoming binding pursuant to clause 5.3.1, clause 5.3.2 or clause 5.4.2, these account shall be referred to as Preliminary Effective Date Account;

5.1.1.2	Aufstellungen der Finanzverbindlichkeiten, der Barmittel und des Nettoumlaufvermögens anzufertigen (die Vorläufige Stichtagsaufstellung).	5.1.1.2	prepare itemizations of the Financial Debt, the Cash and the Net Working Capital (the Preliminary Effective Date Itemizations).

5.1.2	Die Käuferin wird anschließend auf der Grundlage der gemäß 5.1.1.1 bis 5.1.1.2 angefertigten Dokumentation nach Maßgabe von Ziffer 5.2 den Kaufpreis berechnen (die Vorläufige Kaufpreisberechnung).	5.1.2
Subsequently, on the basis of the documentation prepared pursuant to clauses 5.1.1.1 to 5.1.1.2, the Purchaser shall calculate the Purchase Price in accordance with clause 5.2 (the Preliminary Purchase Price Calculation).

	Die Vorläufige Stichtagsaufstellung und die Vorläufige Kaufpreisberechnung werden nachfolgend zusammen Vorläufige Berechnungen genannt.		The Preliminary Effective Date Itemizations and the Preliminary Purchase Price Calculation shall hereinafter be referred to collectively as the Preliminary Calculations.

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5.2	Bilanzierungsgrundsätze	5.2	Accounting Principles

5.2.1	Der Stichtagsabschluss ist unter Wahrung formeller und materieller Bilanzkontinuität, Beibehaltung aller Bewertungsmethoden und unveränderter Ausübung aller Aktivierungs- und Passivierungswahlrechte nach Maßgabe der einschlägigen Bestimmungen des kanadischen oder U.S Rechts, je nach Anwendbarkeit auf die jeweilige Gesellschaft (einschließlich der „generally accepted accounting principles“ in Canada or the U.S., je nach Anwendbarkeit (“GAAP”)).	5.2.1
The Effective Date Account must be prepared, while complying with the principles of presenting the financial statements consistent with past practice regarding their formal organization and measurement and retaining all accounting and valuation principles, methods and rules and consistently exercising all options to capitalise or to include items on the liabilities side, in accordance with the applicable provisions of Canadian or U.S. law, as applicable to the particular entity (including generally accepted accounting principles in Canada or the U.S., as applicable (“GAAP”)).

5.2.2	Im Falle von Widersprüchen gelten die folgenden Prioritäten in der dargestellten Reihenfolge:	5.2.2	In the event of contradictions, the following priorities shall apply in the order presented:
5.2.2.1	Bilanzkontinuität;	5.2.2.1	the consistency principle;
5.2.2.2	GAAP.	5.2.2.2	GAAP.

5.3	Einwände; Verbindlichwerden der Vorläufigen Stichtagsabschlüsse und Berechnungen	5.3	Objections; Preliminary Effective Date Accounts and Calculations become Binding

5.3.1	Einwände gegen den Vorläufigen Stichtagsabschluss und die Vorläufigen Berechnungen haben die Parteien innerhalb einer Frist von einem Monat ab Erhalt des Vorläufigen Stichtagsabschlusses und der Vorläufigen Berechnungen schriftlich unter Angabe der wesentlichen Gründe gegenüber der jeweils anderen Partei geltend zu machen. Lassen die Parteien diese Frist ohne Geltendmachung von Einwänden verstreichen, sind der Vorläufige Stichtagsabschluss und die Vorläufigen Berechnungen für sie verbindlich.	5.3.1
Any objections to the Preliminary Effective Date Account and the Preliminary Calculations must be asserted by the Parties against the respective other Party in writing under specification of the material reasons within a period of one month upon receipt of the Preliminary Effective Date Account and the Preliminary Calculations. If the Parties allow this deadline to lapse without asserting any objections, then the Preliminary Effective Date Account and the Preliminary Calculations shall become binding for the Parties.

5.3.2	Zeigen Käuferin oder Verkäufer der jeweils anderen Partei innerhalb der Monatsfrist gemäß Ziffer 5.3.1 Einwände gegen den Vorläufigen Stichtagsabschluss und/oder die Vorläufigen Berechnungen an, werden sie sich bemühen, innerhalb von zwanzig (20) Bankarbeitstagen ab Zugang der Anzeige eine Einigung über die Behandlung der Einwände zu erzielen. Sofern und soweit eine solche Einigung zustande kommt, wird deren Ergebnis in den Vorläufigen Stichtagsabschluss und/oder die Vorläufigen Berechnungen übernommen, die insoweit für die Parteien verbindlich werden.	5.3.2
If the Purchaser or the Seller notify the respective other Party of its objections against the Preliminary Effective Date Account and/or the Preliminary Calculations within the period of one month pursuant to clause 5.3.1, then the Parties shall attempt to reach an agreement regarding the handling of these objections within twenty (20) Bank Working Days after receipt of the notice. If and to the extent to which such an agreement is reached, the results thereof shall be transferred to the Preliminary Effective Date Account and/or the Preliminary Calculations, which will then become binding for the Parties in this respect in the versions thus amended.

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5.4	Schiedsgutachterverfahren	5.4	Expert Arbitrator Proceedings

5.4.1	Soweit die Parteien innerhalb der Zwanzig-Tages-Frist der Ziffer 5.3.2 zu keiner Einigung über die Behandlung der Einwände gelangen, haben sie innerhalb von zehn (10) Bankarbeitstagen nach Ablauf dieser Frist gemeinsam einen Schiedsgutachter zu benennen.	5.4.1
If the Parties cannot reach an agreement on the handling of all of the objections within the twenty-day period in clause 5.3.2, they shall have ten (10) Bank Working Days after the expiration of this period within which to jointly nominate an expert arbitrator.

5.4.2
Der Schiedsgutachter prüft hinsichtlich der zwischen den Parteien streitigen Punkte, ob die in Ziffer 5.1 und 5.2 genannten Grundsätze und Ableitungen für die Erstellung des Vorläufigen Stichtagsabschlusses und der Vorläufigen Berechnungen eingehalten wurden. Der Schiedsgutachter soll jeder Partei angemessene Gelegenheit geben, ihre Ansichten schriftlich sowie im Rahmen einer oder mehrerer Anhörungen vorzutragen, die in Anwesenheit der Parteien und ihrer Berater abzuhalten sind. Er hat hierzu innerhalb von dreißig (30) Bankarbeitstagen nach seiner Ernennung ein schriftliches Gutachten nach billigem Ermessen zu erstellen, das für die Parteien verbindlich ist. Der Schiedsgutachter wird die Gründe für seine Entscheidung im Hinblick auf sämtliche Punkte, die zwischen den Verkäufern und der Käuferin umstritten sind, angeben. Die Parteien haben das Ergebnis des Gutachtens in den Vorläufigen Stichtagsabschluss und/oder die Vorläufigen Berechnungen zu übernehmen, die in der so geänderten Fassung für die Parteien verbindlich werden.
		5.4.2
With respect to the points of contention between the Parties, the expert arbitrator shall examine whether the principles and deductions in clauses 5.1 and 5.2 were complied with for the preparation of the Preliminary Effective Date Accounts and Preliminary Calculations. The expert arbitrator shall give each Party a reasonable opportunity to present its views in writing and in the context of one or more hearings, which must be held in the presence of the Parties and their advisors. The expert arbitrator must prepare a written opinion in his/her reasonable discretion in this regard within thirty (30) Bank Working Days after his/her appointment, which shall be binding upon the Parties. The expert arbitrator shall specify the grounds for his/her decision with respect to all points of contention between Seller and the Purchaser. The Parties must transfer the results of the opinion to the Preliminary Effective Date Account and/or the Preliminary Calculations, which shall then become binding on the Parties in the versions thus amended.

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5.4.3	Einigen die Parteien sich nicht innerhalb von zehn (10) Bankarbeitstagen nach Ablauf der Zwanzig-Tages-Frist der Ziffer 5.3.2 auf die Ernennung eines Schiedsgutachters, wird der Schiedsgutachter auf Antrag der Verkäufer und/oder der Käuferin durch den Sprecher des Vorstands des Instituts der Wirtschaftsprüfer e. V. in Düsseldorf benannt.	5.4.3
If the Parties cannot agree on the nomination of an expert arbitrator within ten (10) Bank Working Days after the expiration of the twenty-day deadline under clause 5.3.2, then the expert arbitrator shall, at the request of the Seller and/or the Purchaser, be appointed by the chairman of the management board of the Institute of Public Auditors in Germany in Dusseldorf.

5.4.4	Die Kosten und Auslagen für den Schiedsgutachter und das Schiedsgutachterverfahren werden zunächst von jeder Partei zur Hälfte verauslagt und getragen. Beide Parteien tragen ihre eigenen Kosten und die Kosten ihrer Berater selbst, es sei denn, der Schiedsgutachter trifft gemäß Ziffer 5.4.5 eine abweichende Entscheidung über die Verteilung der Kosten.	5.4.4
The costs and expenditures for the expert arbitrator and the expert arbitrator proceedings shall be initially advanced and borne by each Party in equal shares (i.e., fifty-fifty). Both Parties shall bear their own costs and the costs of their advisors themselves, unless the expert arbitrator reaches a different decision on the distribution of costs pursuant to clause 5.4.5.

5.4.5	Der Schiedsgutachter entscheidet nach billigem Ermessen unter Berücksichtigung seiner Entscheidung und der ursprünglichen Standpunkte und Anträge der Parteien entsprechend § 91 ZPO abschließend über die Verteilung seiner Kosten und Auslagen und der Kosten für das Schiedsgutachterverfahren, einschließlich angemessener Gebühren und Auslagen der Parteien für ihre Berater.	5.4.5
The expert arbitrator shall ultimately decide in his/her reasonable discretion having regard to his/her decision and the original points of view and requests of the Parties pursuant to sec. 91 of the German Code of Civil Procedure regarding the distribution of his/her costs and expenses and the costs of the expert arbitrator proceedings, including reasonable fees and expenditures of the Parties for their advisors.

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5.5	Zugang zu Informationen	5.5	Access to Information

5.5.1	Die Käuferin hat dafür zu sorgen, dass die Verkäufer sowie etwaige Schiedsgutachter nach dem Vollzugstag alle Informationen und Unterlagen erhalten, die für die Zwecke dieser Ziffer 5 erforderlich sind.	5.5.1	The Purchaser shall ensure that the Seller and any expert arbitrator involved shall, after the Closing Date, receive all information and documentation required for the purposes of this clause 5.

5.5.2	Die Parteien werden weiterhin dafür sorgen, dass der Verkäufer sowie ein etwaiger gemäß Ziffer 5.4 einbezogener Schiedsgutachter uneingeschränkten Zugang zu den Jahresabschlüssen vergangener Jahre der HEKA Kanada und den zugehörigen Arbeitsunterlagen und Aufzeichnungen erhalten.	5.5.2
The Parties must further ensure that the Seller and any expert arbitrator involved pursuant to clause 5.4have unrestricted access to the annual accounts from prior years of HEKA Canada and receive the associated work documents and records.

6.	Selbstständige Garantieversprechen des Verkäufers	6.	Seller’s Guarantees

6.1	Form und Umfang des Garantieversprechen des Verkäufers	6.1	Form and Scope of Seller’s Guarantees

Der Verkäufer erklärt gegenüber der Käuferin in Form selbstständiger Garantieversprechen gemäß § 311 Abs. 1 BGB und nach Maßgabe der Ziffer 7 und der übrigen Bestimmungen dieses Vertrages, dass die Aussagen gemäß Ziffer 6.2 bis Ziffer 6.19 (zusammen die Verkäufergarantien und einzeln eine Verkäufergarantie) am Tag der Beurkundung dieses Vertrages (der Unterzeichnungstag) und am Vollzugstag, soweit nachstehend nicht ein anderer Bezugszeitpunkt bestimmt ist, vollständig und zutreffend sind. Die Parteien sind sich darüber einig, dass die Verkäufergarantien weder Beschaffenheitsvereinbarungen i. S. d. § 434 Abs. 1 BGB noch Garantien für die Beschaffenheit der Sache i. S. d. §§ 443, 444 BGB darstellen.

The Seller hereby guarantees to the Purchaser, by way of independent promises of guarantee within the meaning of sec. 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) and subject to the requirements and limitations provided in clause 7 below and otherwise in this Agreement, that the statements made in clause 6.2 to clause 6.19 (collectively referred to as Seller’s Guarantees or individually a Seller’s Guarantee) are correct and complete as of the date this Agreement is formally recorded by a civil law notary (Signing Date) and on the Closing Date, unless another relevant point in time has been stipulated therein. The Parties are in agreement that the Seller Guarantees represent neither agreements on quality within the meaning of sec. 434 para. 1 of the BGB nor quality guarantees concerning the object of the purchase within the meaning of sec. 443, 444 of the BGB.

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6.2	Gesellschaftsrechtliche Verhältnisse; Berechtigung der Verkäufer	6.2	Corporate Status and Authority of the Seller

6.2.1
Die HEKA-Gesellschaften sind nach dem Recht ihres jeweiligen Gründungsstaates ordnungsgemäß gegründet worden. Sie haben ihren Geschäftsbetrieb mit der Gründung aufgenommen und seitdem ununterbrochen aufrechterhalten. Sie existieren wirksam und haben in ihrem jeweiligen Gründungsstaat ihren tatsächlichen Verwaltungssitz. Die HEKA-Gesellschaften waren und sind nach den auf sie jeweils anwendbaren gesellschaftsrechtlichen Bestimmungen berechtigt, ihre jeweiligen Geschäftsbetriebe (zusammen die HEKA-Geschäftsbetriebe) so, wie sie in der Vergangenheit geführt wurden und gegenwärtig geführt werden, zu führen, und sind ferner berechtigt, sie künftig in Art und Umfang unverändert fortzuführen.
6.2.1
The HEKA-Companies have been duly established under the laws of their respective countries of incorporation. Their business operations commenced upon formation and have continued without interruption since that time. They exist validly and have their actual administrative center in their respective country of incorporation. The HEKA-Companies were and are entitled, pursuant to the applicable provisions of corporate law, to manage their respective current business operations (collectively referred to as the HEKA-Business Operations) as they were managed in the past and are managed at present, and are furthermore entitled to continue the HEKA-Business Operations without any change in the type and scope thereof in the future.

6.2.2
Die Angaben in Ziffer 1.1 bis Ziffer 1.2 einschließlich der diesbezüglichen Anlagen in Bezug auf die HEKA-Gesellschaften, ihrem jeweiligen Stammkapital, dessen Einteilung und den Beteiligungsverhältnissen, sind vollständig und zutreffend. Die Einlagen des Verkäufers und der HEKA-Gesellschaften auf die HEKA-Kanada Geschäftsanteile und die Geschäftsanteile an den HEKA-Gesellschaften sind vollständig erbracht und weder offen noch verdeckt zurückgewährt worden. Diese Einlagen sind nicht durch Verluste gemindert oder aufgezehrt worden. Es besteht keine Nachschusspflicht. Alle Kapitalerhöhungen und Kapitalherabsetzungen der HEKA-Gesellschaften sind im Einklang mit den jeweils anzuwendenden gesetzlichen und satzungsmäßigen Vorschriften durchgeführt worden.
6.2.2
The information in clauses 1.1 to 1.2 as well as the related Annexes regarding the HEKA-Companies, their respective registered share capital, its division into shares and the distribution of ownership, are correct and complete. The capital contributions made by the Seller and the HEKA-Companies for the issuance of the HEKA-Canada Shares and the shares of the HEKA-Companies held by them have been paid in full and were not repaid, either openly or concealed. These capital contributions were not reduced or drained by losses. There is no obligation to make additional capital contributions. All capital increases and capital reductions by the HEKA-Companies were carried out in accordance with the applicable provisions under the laws and company’s articles of association.

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6.2.3	Alle in das Handelsregister oder ein ähnliches Register (Handelsregister) einzutragenden Tatsachen und bei dem Handelsregister einzureichenden Unterlagen der HEKA-Gesellschaften sind bei den zuständigen Handelsregistern vollständig, zutreffend und rechtzeitig angemeldet bzw. eingereicht worden.	6.2.3
All facts to be entered in the commercial register or a similar register (commercial register) and documents to be submitted to the commercial register of the HEKA-Companies have been filed or submitted in a complete, accurate and timely manner.

6.2.4
Der Verkäufer ist unbeschränkt berechtigt, über die HEKA-Kanada Geschäftsanteile sowie – mittelbar – die HEKA-USA Geschäftsanteile (zusammen die HEKA-Gruppen-Geschäftsanteile) zu verfügen. Die HEKA-Gruppen-Geschäftsanteile bestehen wirksam und frei von jeglichen Rechten und Ansprüchen Dritter. Es existieren keine auf die HEKA-Gruppen-Geschäftsanteile bezogenen Optionen, Vorkaufsrechte, Gesellschaftervereinbarungen, Treuhandverhältnisse, Unterbeteiligungen oder sonstigen Abreden. Keine der HEKA-Gesellschaften hat ihre Anteile ganz oder teilweise verbrieft oder ist zu einer solchen Verbriefung verpflichtet. Mit Vollzug dieses Vertrags erwirbt die Käuferin die HEKA-Gruppen-Geschäftsanteile unbeschränkt und frei von Rechten Dritter und sonstigen Belastungen.
		6.2.4
The Seller is entitled without restriction to dispose of the HEKA-Canada Shares and – indirectly – the HEKA-USA Shares (together the HEKA-Group Shares). The HEKA-Group Shares are validly existing and are free and clear of any and all third party rights and claims. There are no options, preemptive rights, shareholder agreements, trust agreements, sub-participations or understandings. No HEKA-Companies have certificated their shares, either in whole or in part, and no HEKA-Companies are obligated to certificate their shares. Upon the Closing of this Agreement, the Purchaser will acquire the HEKA-Group Shares without restrictions and free and clear of third party rights and other encumbrances.

6.2.5	Keine der HEKA-Gesellschaften verfügt über einen Aufsichtsrat, Beirat, Verwaltungsrat oder ein ähnliches Gremium oder ist zur Schaffung eines solchen Gremiums verpflichtet.	6.2.5	None of the HEKA-Companies has a supervisory board, advisory board, administrative board or any similar governing body, nor are they obligated to create any such governing body.

6.2.6	Die HEKA-Gesellschaften haben keine Verträge über stille Beteiligungen, Beherrschungs- und Gewinnabführungsverträge, andere Unternehmensverträge i. S. d. §§ 291 ff. AktG oder vergleichbare Verträge wie beispielsweise Betriebsführungsverträge geschlossen. Sie sind auch nicht zum Abschluss solcher Verträge verpflichtet. Die HEKA-Gesellschaften haben keine Cash-Pool-Verträge oder ähnliche Vereinbarungen geschlossen oder nehmen an einem Cash Pooling oder einem ähnlichen System teil und sind auch nicht dazu verpflichtet, solche Verträge abzuschließen oder an einem solchen System teilzunehmen.	6.2.6
The HEKA-Companies have not entered into any agreements regarding silent partnerships, domination or profit and loss pooling agreements, other affiliation agreements within the meaning of sec. 291 et seqq. of the Companies Act (Aktiengesetz – AktG) or comparable agreements such as management of operations agreements. They are also under no obligation to enter into any such agreements. The HEKA-Companies have not entered into any cash-pooling agreements or similar agreements nor do they participate in any cash-pooling or any similar system. They are also not obligated to enter into any such agreements or to participate in any such systems.

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6.2.7
Die HEKA-Gesellschaften halten außer den Beteiligungen an den übrigen HEKA-Gesellschaften weder direkt noch indirekt (auch nicht über Treuhänder) Anteile, Mitgliedschaften oder Beteiligungen (einschließlich stiller Beteiligungen und Unterbeteiligungen) an anderen Gesellschaften oder Unternehmen, noch sind sie verpflichtet, solche Anteile, Mitgliedschaften oder Beteiligungen zu erwerben. Keine der HEKA-Gesellschaften ist verpflichtet, eine Gesellschaft oder ein Unternehmen zu gründen. Keine der HEKA-Gesellschaften ist Partei eines Joint Ventures, Konsortiums oder einer sonstigen Innengesellschaft oder ist zum Erwerb einer solchen Parteistellung verpflichtet.
6.2.7
Outside of their holdings in the other HEKA-Companies, the HEKA-Companies do not hold either directly or indirectly (nor through an escrow agent) any shares, partnership interests, memberships or equity interests (including silent partnerships and sub-participations) in other companies or enterprises, nor are they obligated to acquire any such shares, partnership interests, memberships or equity interests. No HEKA-Company is obligated to form any company, partnership or enterprise. No HEKA-Company is party to any joint venture, consortium or any other undisclosed partnership, nor is any HEKA-Company obligated to acquire any such party status.

6.2.8
Es sind keine Insolvenz-, Reorganisations- oder ähnliche Verfahren im In- oder Ausland über das Vermögen der Verkäufer oder einer HEKA-Gesellschaft beantragt oder eröffnet worden; auch wurden keine Zwangsvollstreckungs- oder ähnliche Maßnahmen in das Vermögen oder einzelne Vermögensgegenstände des Verkäufers oder einer HEKA-Gesellschaft beantragt oder eingeleitet. Es bestehen keine Umstände, denen zufolge die Eröffnung solcher Verfahren oder eine (Insolvenz-)Anfechtung dieses Vertrags gerechtfertigt wäre. Die Verkäufer und die HEKA-Gesellschaften sind nicht überschuldet oder zahlungsunfähig. Sie drohen auch nicht, überschuldet oder zahlungsunfähig zu werden. Die Verkäufer und die HEKA-Gesellschaften haben ihre Zahlungen weder eingestellt noch Schuldenbereinigungsabkommen oder ähnliche Vereinbarungen mit Gläubigern geschlossen oder angeboten.
6.2.8
No insolvency, reorganisation or similar proceedings in Germany or abroad have been applied for or instituted against the assets of the Seller or any HEKA-Company. Furthermore, no compulsory judicial enforcement proceedings or any similar measures have been applied for or instituted against all or some of assets of the Seller or any HEKA-Company. There are no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency law. None of the Seller or the HEKA-Companies has a negative net worth or is unable to pay its debts as they fall due, nor is a negative net worth or illiquidity imminent. Neither the Seller nor any of the HEKA-Companies has ceased or suspended its payments nor entered into or offered any debt settlement agreements or similar arrangements with creditors.

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6.2.9	Durch den Abschluss und die Durchführung dieses Vertrages verletzt der Verkäufer weder Rechte Dritter noch sonstige Verpflichtungen gleich welcher Art.	6.2.9	By entering into and performing this Agreement, the Seller is neither infringing any third party rights nor breaching any other kind of obligation.

6.2.10
Dieser Vertrag begründet wirksame und durchsetzbare Verpflichtungen der Verkäufer. Die Verkäufer sind nicht verpflichtet, die Zustimmung Dritter (einschließlich Behörden oder sonstiger Hoheitsträger) zum Abschluss oder zur Durchführung dieses Vertrags einzuholen oder solchen Dritten den Abschluss oder Durchführung dieses Vertrages mitzuteilen. Ansprüche, andere Rechte jedweder Art und Rechtsverhältnisse von HEKA-Gesellschaften werden aufgrund des Abschlusses oder der Durchführung dieses Vertrags nicht entzogen, beendet, inhaltlich geändert oder in sonstiger Form beeinträchtigt. Abschluss und Durchführung dieses Vertrags begründen auch keine Kündigungs-, Rückforderungs- oder anderen Rechte der jeweiligen Vertragspartner der HEKA-Gesellschaften oder Dritter.
		6.2.10
This Agreement establishes binding and enforceable obligations of the Seller. The Seller is not obligated to obtain consents from third parties (including government authorities or other sovereign entities) to enter into or perform this Agreement or to notify any such third party of the conclusion or performance of this Agreement. Claims, other rights of any kind and legal relationships of HEKA-Companies shall not be revoked, terminated, amended or impaired in any other way due to the conclusion or performance of this Agreement. Furthermore, the conclusion and performance of this Agreement do not establish any termination rights, claw back rights or other rights of the relevant contractual partners of the HEKA-Companies or third parties.

6.3	Jahresabschlüsse	6.3	Financial Statements

6.3.1	Der Verkäufer hat der Käuferin die Jahresabschlüsse der HEKA-Gesellschaften für die Geschäftsjahre 2011, 2012 und 2013 (die Jahresabschlüsse) übergeben.	6.3.1	The Seller has submitted to the Purchaser the financial statements of the HEKA-Companies for fiscal years 2011, 2012 and 2013 (the Financial Statements).

6.3.2	Die Jahresabschlüsse entsprechen jeweils den von den Gesellschaftern festgestellten Jahresabschlüssen der HEKA-Gesellschaften für das betreffende Geschäftsjahr und wurden in Übereinstimmung mit den jeweils anwendbaren Vorschriften und insbesondere den Grundsätzen ordnungsmäßiger Buchführung (GoB) sowie, in deren Rahmen, unter Wahrung formeller und materieller Bilanzkontinuität erstellt; insbesondere sind alle Bewertungsmethoden beibehalten sowie alle Aktivierungs- und Passivierungswahlrechte unverändert ausgeübt worden.	6.3.2
The Financial Statements conform to the HEKA-Companies’ annual financial statements that were formally approved by the shareholders for the relevant fiscal year and were prepared in accordance with the applicable rules and, in particular, the generally accepted principles of accounting (GoB), consistent with past practice regarding their formal organization and measurement. Specifically, all accounting and valuation principles, methods and rules were retained and all options to capitalize or to include items on the liabilities side were consistently applied.

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6.3.3
Die Jahresabschlüsse vermitteln ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage der HEKA -Gesellschaften für die jeweiligen Stichtage bzw. Geschäftsjahre. Die Bilanzen der Jahresabschlüsse sind hinsichtlich der darin ausweisbaren Aktiv- und Passivposten, auch was deren Betrag betrifft, vollständig und zutreffend. Jedoch sind Vermögensgegenstände und sonstige Bilanzpositionen nur aktiviert worden, wenn und soweit dies durch zwingendes Recht vorgeschrieben ist. Alle zulässigen Abschreibungen, Wertberichtigungen und Rückstellungen sind in der maximal zulässigen Höhe vorgenommen worden. Die Ergebnisse der gewöhnlichen Geschäftstätigkeit der HEKA-Gesellschaften gemäß §§ 298 Abs. 1 i. V. m. 275 Abs. 2 Nr. 14 bzw. Abs. 3 Nr. 13 HGB oder anderen vergleichbaren Vorschriften anwendbarer ausländischer Rechtsordnungen, einschließlich Kanada und USA sind nicht durch nicht regelmäßig wiederkehrende Ereignisse beeinflusst worden. Der Lagebericht aus den Jahresabschlüssen vermitteln jeweils eine zutreffende Vorstellung von der Lage der betreffenden HEKA-Gesellschaft. Die Risiken der künftigen Entwicklung sind jeweils zutreffend dargestellt.
6.3.3
The Financial Statements present a true and fair view of the net assets position, financial condition and results of operation of the HEKA-Companies for the respective record dates or fiscal year. The balance sheets included with the Financial Statements are complete and correct with respect to the assets and liabilities items to be shown therein, including each specific amount. Nevertheless, the assets and other balance sheet items were capitalised only if and to the extent that mandatory law required it. Any permissible depreciations and value adjustments and all accruals were made to the maximum extent allowed by law. The results of the ordinary business operations of the HEKA-Companies as defined in sec. 298 para. 1 in conjunction with sec. 275 para. 2 no. 14 or para. 3 no. 13 of the HGB or other similar rules in applicable foreign jurisdictions, including Canada and U.S., were not influenced by any exceptional incidents. The management report under the Financial Statements present in each case a correct view of the situation of the relevant HEKA-Companies. The risk involving future developments were accurately reflected in each case.

6.3.4	Keine der HEKA-Gesellschaften hat am Stichtag Verbindlichkeiten (einschließlich ungewisser und unbekannter Verbindlichkeiten), die nicht im Stichtagsabschluss ausgewiesen und für die auch nicht in voller Höhe Rückstellungen gebildet sind.	6.3.4
On the Effective Date, none of the HEKA-Companies will have any liabilities (including any uncertain and contingent liabilities, whether known or unknown), other than those accounted or accrued for in their full amount in the Effective Date Financial Statement.

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6.3.5	Keine HEKA-Gesellschaft hat Gewinne offen oder verdeckt ausgeschüttet oder offene oder verdeckte Gewinnausschüttungen beschlossen.	6.3.5	No HEKA-Company has distributed, either openly or in concealment, any profits nor resolved any open or hidden profit distributions.

6.3.6	Die Bücher und Unterlagen der HEKA-Gesellschaften sind vollständig und richtig und im Einklang mit den jeweils anzuwendenden Rechtsvorschriften ordnungsgemäß geführt. Insbesondere haben die HEKA-Gesellschaften ihre Aufbewahrungspflichten aus § 257 HGB und vergleichbaren Vorschriften anwendbarer ausländischer Rechtsordnungen einschließlich Kanada und USA stets vollständig und ordnungsgemäß erfüllt.	6.3.6
The books and documents of the HEKA-Companies are correct and complete and are duly kept in compliance with the applicable Legal Requirements. Above all, the HEKA-Companies have always performed, both fully and properly, their duties of retention according to sec. 257 of the HGB and any comparable provisions under applicable foreign jurisdictions, including Canada and U.S.

6.4	Gewerbliche Schutzrechte; HEKA -Informationstechnologie	6.4	Intellectual Property Rights

6.4.1	HEKA-Gesellschaft hält gewerblichen Schutzrechte, ähnlichen Rechte und Schutzformen mit vergleichbarer Wirkung, gleich in welchem Land gewährt und unabhängig davon, ob sie in einem öffentlichen Register eingetragen oder eintragungsfähig sind, einschließlich der Anmeldungen solcher Rechte (zusammen Gewerbliche Schutzrechte).	6.4.1
No HEKA-Company holds any intellectual property rights, similar rights and forms of protection with comparable effect, irrespective of the country in which such rights were granted and regardless of whether they are or could be recorded in a public register, including applications for such rights (collectively referred to as Intellectual Property Rights).

6.4.2	Es existieren keine Lizenzen an Gewerblichen Schutzrechten, die einer HEKA-Gesellschaft gewährt worden sind	6.4.2	There are no licenses to Intellectual Property Rights, which were granted to a HEKA-Company.

6.4.3	Die HEKA-Gesellschaften haben in der Vergangenheit keine Gewerblichen Schutzrechte verletzt und und verletzen solche auch gegenwärtig nicht.	6.4.3	The HEKA-Companies have not in the past infringed and are not currently infringing any Intellectual Property Rights.

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6.4.4
Die HEKA-Gesellschaften sind uneingeschränkt berechtigt, über das Know-how zu verfügen, das sie benötigen, um die HEKA-Geschäftsbetriebe in Art und Umfang unverändert fortzuführen. Als Know-how werden in diesem Vertrag sämtliche Informationen (einschließlich solcher in Form von Formeln, Mustern, Listen, technischen Beschreibungen und Zeichnungen, unabhängig davon, ob und in welcher Weise sie verkörpert sind,) bezeichnet, die sich auf den Geschäftsbetrieb eines Unternehmens (einschließlich Einkauf, Forschung & Entwicklung, Produktion, Informationstechnologie, Qualitätsmanagement, Marketing, Logistik, Vertrieb und Kundenbeziehungen) beziehen und nicht allgemein bekannt sind. Die HEKA-Gesellschaften haben das Know-how, das sich auf den jeweiligen HEKA-Geschäftsbetrieb bezieht (das HEKA-Know-how), nach Bestem Wissen des Verkäufers zu jeder Zeit als Geschäftsgeheimnis behandelt und wirksam gegen eine Kenntnisnahme durch Dritte geschützt. Dritten sind keine Lizenzen oder anderen Nutzungsrechte an dem HEKA-Know-how gewährt worden. Nach Bestem Wissen der Verkäufer hat kein Dritter widerrechtlich HEKA-Know-how erlangt oder genutzt bzw. nutzt dieses gegenwärtig widerrechtlich.
6.4.4
The HEKA-Companies are entitled without restriction to exercise control over the Know-how that they require in order to continue the HEKA-Business Operations in the same manner and scope as they are currently conducted. In this Agreement, Know-how shall mean all information (including information comprised in or derived from formulae, designs, specifications, lists, technical descriptions and drawings), irrespective of whether and in what manner it has been memorialized, which relates to the business operation of a company (including procurement, research and development, production, information technology, quality management, marketing, logistics, sales and distribution and customer relations) and which is generally not known to the public. The HEKA-Companies have to the Seller’s Best Knowledge at all times treated the Know-how which relates to the HEKA-Business Operations (the HEKA-Know-how), as a business secret and have effectively protected such Know-how from its disclosure to third parties. No licenses or other rights of use to the HEKA-Know-how were granted to any third parties. According to the Seller’s Best Knowledge, no third party has obtained or used HEKA-Know-how in violation of the law or is currently using such Know-how in violation of the law.

6.4.5
Die Nutzung des HEKA-Know-how durch die HEKA-Gesellschaften verstößt nach Bestem Wissen des Verkäufers nicht gegen Rechtsvorschriften oder Rechtsgeschäfte oder Gewerbliche Schutzrechte oder andere Rechte Dritter. Dritte haben weder (i) in Bezug auf das HEKA-Know-how, noch (ii) wegen der Nutzung von HEKA-Know-how durch HEKA-Gesellschaften, noch (iii) wegen einer angeblichen Verletzung anderer Gewerblicher Schutzrechte, Lizenzen oder anderer Nutzungsrechte durch die HEKA-Gesellschaften Rechte geltend gemacht oder eine solche Geltendmachung angekündigt; es bestehen auch keine Umstände, die eine solche Geltendmachung rechtfertigen könnten.
6.4.5
The use of the HEKA-Know-how by the HEKA-Companies does not violate any Legal Requirements or Legally Binding Transactions or Intellectual Property Rights or any other third party rights to the Seller’s Best Knowledge. Third parties have not enforced any rights (i) with respect to the HEKA-Know-how or (ii) based on the use of the HEKA-Know-how by the HEKA-Companies or (iii) based on any alleged infringement of other Intellectual Property Rights, licenses or other rights of use by the HEKA-Companies, nor has any such enforcement been announced. There are also no facts or circumstances, which could justify any such enforcement.

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6.4.6
Die HEKA-Gesellschaften verfügen nach Bestem Wissen des Verkäufers jeweils über die ausschließlichen und unbeschränkten Rechte an allen Erfindungen und Entwicklungen ihrer Organmitglieder, Arbeitnehmer, freien Mitarbeiter, Dienstleister, Werkunternehmer und sonstiger Dritter (sowie deren jeweiliger Geschäftsführer und Arbeitnehmer), die im Zusammenhang mit einer Beschäftigung bei bzw. einer Tätigkeit für die jeweilige HEKA-Gesellschaft entstanden sind. Die HEKA-Gesellschaften haben alle Rechte nach dem Arbeitnehmererfindungsgesetz und ähnlichen Gesetzen ausgeübt und alle Verpflichtungen aus diesen Gesetzen erfüllt.
		6.4.6
The HEKA-Companies have to the Seller’s Best Knowledge in each case exclusive and unrestrictive rights to all inventions and developments which were made by its officers, managing directors, board members, employees, freelance workers, service providers, subcontractors and other third parties (as well as their respective managing directors and employees) and which arose in connection with a job at or the work for the respective HEKA-Company. The HEKA-Companies have exercised all rights under the German Act on Employee Inventions and similar laws in other jurisdictions and fulfilled any obligations under such laws.

6.4.7	Die gesamte Hard- und Software, alle Kommunikationssysteme und Netzwerke sowie sonstige Informationstechnologie, die von den HEKA-Gesellschaften genutzt oder benötigt werden, um die HEKA-Geschäftsbetriebe in Art und Umfang unverändert fortzuführen (die HEKA-Informationstechnologie), steht im Eigentum der HEKA-Gesellschaften. Dritten sind keine Quellcodes oder Algorithmen von Software, die im Eigentum der HEKA-Gesellschaften steht oder an der den HEKA-Gesellschaften ausschließliche Nutzungsrechte zustehen, offengelegt oder sonst zugänglich gemacht worden.	6.4.7
All of the computer hardware and software, all communication systems and networks as well as other information technology which are used or required by the HEKA-Companies in order to continue running the HEKA-Business Operations in the same manner and scope as currently conducted (the HEKA-Information Technology), are owned by the HEKA-Companies. No source codes or algorithms of software which are owned by the HEKA-Companies or to which the HEKA-Companies have exclusive rights of use, were disclosed or otherwise made available to third parties.

6.5	Grundbesitz	6.5	Real Property

6.5.1	Keine der HEKA-Gesellschaften ist Eigentümerin von Grundstücken oder Inhaberin von grundstücksgleichen Rechten (insbesondere Erbbaurecht).	6.5.1	None of the HEKA-Companies holds legal title in land parcels or rights equivalent to real property (including heritable building rights).

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6.5.2	Es bestehen keine von einer HEKA-Gesellschaft als Vermieterin abgeschlossenen Miet-, Pacht- oder Nutzungsverträge über unbewegliche Sachen. Mit Ausnahme des einzelnen Mietvertrags in Bezug auf ein von HEKA USA gemietetes Grundstück bestehen keine von einer HEKA-Gesellschaft als Vermieterin abgeschlossenen Miet-, Pacht- oder Nutzungsverträge über unbewegliche Sachen.	6.5.2
There are no lease agreements, usufructuary leases, or use agreements regarding immovable property, which a HEKA-Company has concluded as landlord/lessor. With the exception of that certain single lease pertaining to real property leased by HEKA USA, there are no lease agreements, usufructuary leases, or use agreements regarding immovable property, which a HEKA-Company has concluded as or tenant/lessee.

6.5.3
Anlage 6.5.3 enthält eine zutreffende und vollständige Aufstellung aller Grundstücke und Gebäude, die von den HEKA-Gesellschaften genutzt werden (die Betriebsgrundstücke). Sofern und soweit die Betriebsgrundstücke nicht Teil des Grundeigentums sind, sind die HEKA-Gesellschaften berechtigt, das jeweilige Betriebsgrundstück auf der Grundlage eines wirksamen Mietvertrages zu nutzen. Die Betriebsgrundstücke sind für den Betrieb und die Funktionsfähigkeit der auf ihnen installierten Betriebe nicht auf Anlagen und Einrichtungen auf Nachbargrundstücken angewiesen, es sei denn, Anlagen und Einrichtungen im Bereich der öffentlichen Versorgungsträger.
6.5.3
Annex 6.5.3 contains a correct and complete list of all land parcels and buildings used by the HEKA-Companies (the Business Premises). To the extent that the Business Premises do not form part of the Real Property, the HEKA-Companies are entitled to use the respective Business Premises on the basis of valid and effective Lease Agreements. The Business Premises do not depend on facilities and installations situated on adjacent properties in order to run and effectively use the operation located on the Business Premises, with the exception of the facilities and installations of public utility providers.

6.5.4
Alle Grundstücke, Gebäude und Aufbauten, die zu den Betriebsgrundstücken gehören, sind in einwandfreiem und gebrauchsfähigem Zustand und ermöglichen es den HEKA-Gesellschaften, die HEKA-Geschäftsbetriebe in Art und Umfang unverändert fortzuführen. Alle Instandhaltungs- und Instandsetzungsmaßnahmen an den auf den Betriebsgrundstücken befindlichen Gebäuden und Aufbauten sind ordnungsgemäß und rechtzeitig erfolgt; die Instandhaltung und Instandsetzung erfolgte unter Berücksichtigung des Standes der Technik, der öffentlich-rechtlichen Anforderungen und der Empfehlungen der Hersteller bzw. Vorgaben der Versicherer. Erforderliche Investitionen wurden nicht aufgeschoben. Es existieren keine Rechtsvorschriften, Rechtsgeschäfte oder Rechte Dritter, welche die gegenwärtige Nutzung der Betriebsgrundstücke und der auf ihnen befindlichen Gebäude und Aufbauten einschränken.
6.5.4
All land parcels, buildings and structures included in the Business Premises are in sound and useable condition and will allow the HEKA-Companies to continue the HEKA-Business Operations in the same manner and scope as they are currently conducted. Any and all maintenance or repair work to the buildings or structures have been duly and timely performed, and were carried out in accordance with current standards of technology, the requirements under public law and the recommendations of manufacturers or, as the case may be, the specifications of the insurance carriers. Necessary capital expenditures have not been delayed. There are no Legal Requirements, Legally Binding Transactions or third party rights which restrict the current use of the Business Premises and the buildings and structures situated thereon.

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6.5.5
Alle auf dem Grundeigentum, den Mietobjekten und den Betriebsgrundstücken (zusammen die Immobilien) befindlichen genehmigungspflichtigen Bauten, Einrichtungen und Anlagen und ihre derzeitige Nutzung sind bestandskräftig, unbedingt und unbefristet genehmigt. Sie entsprechen (unter Berücksichtigung des Bestandsschutzes) den einschlägigen öffentlich-rechtlichen, insbesondere bau- und immissionsschutzrechtlichen Vorschriften und Regelwerken und verstoßen nicht gegen geltendes Recht. Es bestehen für die Immobilien keine nicht erfüllten behördlichen oder berufsgenossenschaftlichen Auflagen oder Forderungen und keine Widerrufe, Rücknahmen, oder Einschränkungen der ergangenen Genehmigungen oder Sachverhalte, die dies begründen.
6.5.5
All construction, installations and facilities, which are situated on the Real Property, Leased Properties and Business Premises (collectively the Real Estate) and which require regulatory approval, as well as the current use of those items, have been granted unconditional and perpetual approval with regulatory finality or „grandfathered“ status (bestandskräftig). They comply with the applicable public law provisions (as grandfathered), including any regulations covering construction and emissions, and do not violate any other currently applicable laws. There are no conditions, restrictions or requirements which were imposed by regulators or government safety associations on the Real Estate that have not been observed, and there are no revocations or repeals of, or restrictions on, any permits or approvals previously granted or any facts which would justify such action.

6.5.6	Es bestehen hinsichtlich der Immobilien keine öffentlich-rechtlichen Verfahren. Solche Verfahren waren auch in den letzten zwei Jahren vor Vertragsabschluss nicht eingeleitet oder anhängig. Hinsichtlich der Immobilien bestehen und bestanden innerhalb der letzten zwei Jahre vor Beurkundung dieser Vereinbarung keine Rechtsstreitigkeiten mit Dritten öffentlich-rechtlicher oder zivilrechtlicher Art.	6.5.6
With regard to the Real Estate, there are no proceedings under public law currently pending. Also, no such proceedings were initiated and pending within the last two years before the conclusion of this Agreement. There are currently no legal proceedings subject to civil or public law with third parties relating to the Real Estate, nor have there been such proceedings during the last two years before the Signing Date.

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6.6	Vermögensgegenstände des Anlage- und Umlaufvermögens; Vorräte; Forderungen	6.6	Current and Fixed Assets; Inventories; Receivables

6.6.1
Die HEKA-Gesellschaften sind die rechtlichen und wirtschaftlichen Eigentümer und Besitzer bzw. Inhaber sämtlicher Vermögensgegenstände des Anlage- und Umlaufvermögens, die in den Jahresabschlüssen 2013 von den jeweiligen HEKA-Gesellschaften ausgewiesen oder seit dem 01.12.2013 von HEKA-Gesellschaften erworben worden sind, soweit sie nicht im gewöhnlichen Geschäftsgang veräußert wurden. Diese Vermögensgegenstände sind frei von jeglichen Belastungen zugunsten sowie Ansprüchen und anderen Rechten Dritter. Ausgenommen von den beiden vorstehenden Sätzen sind Sicherungsübereignungen, Eigentumsvorbehalte und gesetzliche Pfandrechte, die im Rahmen des gewöhnlichen Geschäftsgangs von der die Vermögensgegenstände jeweils bilanzierenden HEKA-Gesellschaft begründet worden sind.
		6.6.1
All fixed and current assets reported by each of the HEKA-Companies in their respective 2013 annual financial statements or acquired by the HEKA-Companies since 01.12.2013 are legally and beneficially owned or lawfully possessed by the HEKA-Companies, unless such assets were sold in the ordinary course of business. These assets are free and clear of any encumbrances inuring to the benefit of third parties and of any claims or rights of third parties. The two preceding sentences shall not apply to any transfers for security purposes, retention of title rights and statutory liens which were created in the ordinary course of business by the HEKA-Company on whose balance sheet the assets in question were shown.

6.6.2	Die Vermögensgegenstände des Anlagevermögens sind in altersgemäßem einwandfreiem Zustand und erlauben es den HEKA-Gesellschaften, die HEKA-Geschäftsbetriebe in Art und Umfang unverändert fortzuführen. Alle Erhaltungsmaßnahmen an diesen Vermögensgegenständen sind rechtzeitig durchgeführt und Investitionen sind nicht aufgeschoben worden.	6.6.2
The fixed assets are in sound condition according to their age and allow the HEKA-Companies to continue to run the HEKA-Business Operations in the same manner and scope as they are currently conducted. All actions taken to preserve or maintain these assets have been carried out in a timely manner, and no required capital expenditures have been delayed.

6.6.3	Die Vorräte (§ 266 Abs. 2 B. I. HGB) (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht), die in den Stichtagsabschlüssen aufgeführt sind, sind in einwandfreiem und gebrauchs-, verarbeitungs- bzw. verkaufsfähigem Zustand. Die Vorräte genügen für eine in Art und Umfang unveränderte Fortführung der HEKA -Geschäftsbetriebe.	6.6.3
The inventories (Vorräte) (sec. 266 para. 2 B. I. of the HGB) (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law) set out in the Effective Date Accounts are in sound condition and can be used, processed and sold as is. There are sufficient inventories to continue running the HEKA-Business Operations in the same manner and scope as they are currently conducted.

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6.6.4	Die in den Stichtagsabschlüssen ausgewiesenen Forderungen sind in den Büchern der jeweiligen HEKA-Gesellschaft ordnungsgemäß gebucht worden, sind wirksam, unterliegen keinerlei Einwendungen, Einreden oder aufrechenbaren Gegenforderungen, sind werthaltig und einbringlich und werden innerhalb eines Zeitraums von 6 Monaten ab dem Stichtag in voller Höhe ohne Inkassomaßnahmen bezahlt.	6.6.4
The receivables shown in the Effective Date Accounts have been duly set forth in the accounts of each HEKA-Company, are effective and valid, and are not subject to any objections, defenses or claims suitable for a set-off. The receivables are collectible and recoverable (werthaltig und einbringlich) and will be paid in full within a period of 6 months from the Effective Date, without any need to conduct debt collection.

6.7	Bankkonten	6.7	Bank Accounts
	Anlage 6.7 enthält eine Aufstellung aller Bankkonten der HEKA-Gesellschaften sowie der Zeichnungsberechtigten für die jeweiligen Konten.		Annex 6.7 contains a list of all bank accounts of the HEKA-Companies and of all of the authorized signatories for those accounts.

6.8	Versicherungen	6.8	Insurance Policies

Dem Käufer sind alle von den HEKA-Gesellschaften abgeschlossenen oder zugunsten der HEKA-Gesellschaften in Bezug auf ihre Vermögensgegenstände, ihre Geschäftsbetriebe, ihre Organmitglieder oder ihre Arbeitnehmer bestehenden Versicherungen bekannt.

The Purchaser knows all insurance policies which were taken out by, or are for the benefit of, the HEKA-Companies with respect to their assets, their business operations, their officers, managing directors, board members or employees.

6.9	Wesentliche Verträge	6.9	Material Agreements

6.9.1
Es gibt außer den im Datenraum offengelegten wesentlichen Verträgen keine nicht beiderseits (einschließlich Neben-, Nebenleistungs-, bedingten oder künftigen Pflichten) vollständig erfüllten Verträge, die von einer HEKA-Gesellschaft ausdrücklich oder stillschweigend, schriftlich, mündlich oder in sonstiger Form geschlossen worden sind und die mindestens einer der nachfolgend aufgeführten Kategorien unterfallen (zusammen die Wesentlichen Verträge und einzeln der Wesentliche Vertrag), jeweils mit zutreffenden Angaben zu den Vertragspartnern, wesentlichen Vertragsleistungen und -gegenleistungen (insbesondere zur Höhe von Zahlungsverpflichtungen), Laufzeit und Kündigungsfristen:
		6.9.1
Except for those material agreements discosed in the data room there are no agreements which have not yet been fully performed by both parties (including incidental, conditional or future duties) and which were expressly or implicitly concluded by a HEKA-Company, whether in writing, oral or in another form, and which fall within at least one of the following listed categories (hereinafter collectively referred to as the Material Agreements and individually as a Material Agreement), in each case containing correct information about the contracting parties, the material contractual duties and counter-duties (specifically the amount of the payment obligations), the contractual term and the notice periods for termination:

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6.9.1.1	Verträge über den Erwerb, die Veräußerung oder die Belastung von Grundstücken oder grundstücksgleichen Rechten;	6.9.1.1	agreements regarding the acquisition, sale or encumbrance of real property or rights equivalent to real property;

6.9.1.2	Verträge über den Erwerb, die Veräußerung oder die Belastung von Beteiligungen der anderen Gesellschaften;	6.9.1.2	agreements regarding the acquisition, sale or encumbrance of shares of or interests in other Companies or partnerships;

6.9.1.3	Verträge über den Erwerb, die Veräußerung oder die Belastung von Vermögensgegenständen des Anlagevermögens, die (einzeln oder insgesamt) einen Wert von mindestens 5.000 EUR (in Worten: fünftausend Euro) haben;	6.9.1.3	agreements concerning the acquisition, sale or encumbrance of fixed assets which (either individually or collectively) have a value of at least EUR 5,000 (five thousand euros);

6.9.1.4	Verträge über den Erwerb, die Veräußerung oder die Einräumung von Nutzungsrechten an Unternehmen, Betrieben oder Unternehmens- oder Betriebsteilen;	6.9.1.4	agreements to purchase, sell or grant rights of use any enterprises, business operations, or parts thereof;

6.9.1.5	Nießbrauch-, Pacht-, Miet- und Leasingverträge, die (i) die betroffenen HEKA-Gesellschaften (einzeln oder insgesamt) zu Zahlungen von mindestens 5.000 EUR (in Worten: fünftausend Euro) pro Jahr verpflichten oder (ii) von der betreffenden HEKA-Gesellschaft frühestens mit Wirkung zum 31.12.2015 ordentlich gekündigt werden können bzw. deren Laufzeit frühestens am 31.12.2015 endet;	6.9.1.5
usufruct, usufructuary leases, tenancy, lease or leasing agreements which (i) obligate the relevant HEKA-Companies (either individually or collectively) to make payments of at least EUR 5,000 (five thousand euros) per year, or (ii) may be terminated by the relevant HEKA-Company at the earliest effective 31.12.2015 or the term of which ends at the earliest on 31.12.2015;

6.9.1.6	Lizenzverträge, welche die HEKA-Gesellschaften als Lizenzgeber oder Lizenznehmer geschlossen haben und die (i) (einzeln oder insgesamt) jährliche Zahlungen von mindestens 5.000 EUR (in Worten: fünftausend Euro) vorsehen oder (ii) von der betreffenden HEKA-Gesellschaft frühestens mit Wirkung zum 31.12.2015 ordentlich gekündigt werden können bzw. deren Laufzeit frühestens am 31.12.2015 endet;	6.9.1.6
license agreements which the HEKA-Companies have concluded either as licensor or licensee and which (i) (individually or collectively) provide for annual payments of at least EUR 5,000 (five thousand euros) or (ii) may be terminated by the relevant HEKA-Company at the earliest effective 31.12.2015 or the term of which ends at the earliest on 31.12.2015;

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6.9.1.7	Darlehens-, Krediteröffnungsverträge oder sonstige Kreditverträge, die von HEKA-Gesellschaften als Kreditgeber oder Kreditnehmer geschlossen worden sind (mit Ausnahme handelsüblicher und im gewöhnlichen Geschäftsgang vereinbarter Stundungen), sowie Factoringverträge;	6.9.1.7
loan agreements, account agreements or other credit agreements, which the HEKA-Companies have concluded either as lender or borrower (with the exception of any customary payment deferrals agreed to in the ordinary course of business), as well as factoring agreements;

6.9.1.8	Garantien, Bürgschaften, Schuldübernahmen, Schuldbeitritte, Patronatserklärungen und ähnliche von HEKA-Gesellschaften übernommene Verpflichtungen;	6.9.1.8	guarantees, payment guarantees, assumptions of debt, collateral promises, letters of comfort and similar legal instruments issued by the HEKA-Companies;

6.9.1.9	sonstige Dienstverträge (ausgenommen Arbeitsverträge) sowie Beraterverträge, die (einzeln oder gesamt) eine jährliche Gesamtvergütung von mindestens 50.000 EUR (in Worten: fünfzigtausend Euro) vorsehen;	6.9.1.9
other service agreements (excluding employment agreements) or agreements with advisors or consultants which (either individually or collectively) provide for an annual remuneration of at least EUR 50,000 (fifty thousand euros);

6.9.1.10	Gewinn- oder Umsatzbeteiligungen, Mitarbeiterbeteiligungen sowie ähnliche Verträge, soweit diese nicht bereits in Anlage 6.10.1 aufgeführt sind;	6.9.1.10	profit or revenue sharing arrangements, employee participation schemes, stock options and similar arrangements or schemes to the extent these are not included in Annex 6.10.1;

6.9.1.11	Tarifverträge (einschließlich Firmentarifverträge), denen HEKA-Gesellschaften unterliegen (auch durch Allgemeinverbindlichkeitserklärung), sowie Betriebsvereinbarungen und betriebliche Übungen;	6.9.1.11
collective bargaining agreements (including company-specific collective bargaining agreements) to which the HEKA-Companies are subject (also by virtue of a decree of universal application), as well as shop agreements and implied contracts based on established plant practices;

6.9.1.12	Joint Venture-, Konsortial-, Kooperations- und ähnliche Verträge mit Dritten	6.9.1.12	joint venture agreements, consortium agreements, cooperation and similar contracts with third parties;

6.9.1.13	Verträge oder Verpflichtungen, die außerhalb des gewöhnlichen Geschäftsgangs eingegangen worden sind;	6.9.1.13	agreements that were entered into or obligations that were incurred outside the ordinary course of business;

6.9.1.14	Verträge zwischen HEKA-Gesellschaften einerseits und dem Verkäufer und/oder anderen Verkäufer-Gesellschaften andererseits;	6.9.1.14	agreements between HEKA-Companies, on the one hand, and the Seller and/or other Seller Companies, on the other hand;

6.9.1.15	sonstige Verträge oder Verpflichtungen, (i) welche die HEKA-Gesellschaften zu Zahlungen von jeweils mindestens 5.000 EUR (in Worten: fünftausend Euro) pro Jahr verpflichten, (ii) die von den betreffenden HEKA-Gesellschaften frühestens mit Wirkung zum 31.12.2015 ordentlich gekündigt werden können bzw. deren Laufzeit frühestens am 31.12.2015 endet, (iii) deren Verletzung oder Beendigung eine Wesentliche Nachteilige Änderung zur Folge haben könnte oder (iv) die in sonstiger Weise von wesentlicher Bedeutung für eine HEKA-Gesellschaft oder die Käuferin sind.	6.9.1.15
other agreements or commitments, (i) which impose annual payments in the individual case on the HEKA-Companies of at least EUR 5,000 (five thousand euros) per year, (ii) which may be terminated by the relevant HEKA-Company with notice at the earliest effective 31.12.2015 or the term of which ends at the earliest on 31.12.2015, (iii) the breach or termination of which could have a Material Adverse Effect, or (iv) which are otherwise of material importance for a HEKA-Company or the Purchaser.

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6.9.2
Alle Wesentlichen Verträge sind zu marktüblichen Bedingungen vereinbart worden und begründen wirksame und durchsetzbare Rechte der HEKA-Gesellschaften. Die HEKA-Gesellschaften haben alle Verpflichtungen aus diesen Verträgen vollständig und ordnungsgemäß erfüllt. Vor Ablauf von 12 Monaten ab dem Unterzeichnungstag kann keiner der Wesentlichen Verträge ordentlich beendet werden, insbesondere nicht aufgrund des Abschlusses oder der Durchführung dieses Vertrages. Es bestehen keine Umstände, aufgrund derer einer dieser Verträge vor Ablauf dieses Zeitraums aus wichtigem Grund gekündigt oder in sonstiger Weise außerordentlich beendet werden könnte; derartige Umstände sind auch nicht absehbar.

		6.9.2
All Material Agreements were concluded on standard market terms and conditions and establish valid and enforceable rights of the HEKA-Companies. The HEKA-Companies have fully and duly discharged all obligations under these agreements. For a period of 12 months from the Signing Date, none of the Material Agreements may be terminated with notice, and specifically not on the basis of the conclusion or performance of this Agreement. There are no facts or circumstances that serve as a basis for terminating one of these Agreements prior to the end of the foregoing period either for good cause or otherwise be subject to extraordinary termination, and no such facts or circumstances are foreseeable.

6.9.3	Keine der HEKA-Gesellschaften und keiner ihrer jeweiligen Vertragspartner hat in den letzten 3 Jahren vor dem Vollzugstag eine Pflicht aus einem Wesentlichen Vertrag verletzt, die nicht am Vollzugstag wieder behoben wurde, oder verletzt eine solche Pflicht gegenwärtig; insbesondere befindet sich keine der genannten Parteien derzeit in Verzug.	6.9.3
None of the HEKA-Companies and none of their respective contracting parties has breached a duty under a Material Agreement in the last 3 years prior to the Closing Date, where such breach was not cured on the Closing Date; none of these persons is currently in breach of such duty. Above all, none of the aforementioned parties is currently in performance default.

6.10	Arbeitsrechtliche Angelegenheiten	6.10	Employment Matters

6.10.1
Anlage 6.10.1 enthält eine per 06.10.2014 hinsichtlich sämtlicher Angaben vollständige und zutreffende Aufstellung aller Organmitglieder und Arbeitnehmer (einschließlich leitender Angestellter, Auszubildender und Teilzeitbeschäftigter) der HEKA-Gesellschaften, jeweils mit Angaben zu Vertragspartner auf Seiten der HEKA-Gesellschaften, Position/Tätigkeit, Geburtsdatum, Eintrittsdatum, Geschlecht, Bruttojahresgehalt, Bruttojahresgesamtbezüge (einschließlich sämtlicher Boni und ähnlicher Zusatzleistungen), Gratifikationen, Ansprüchen aus Entgeltumwandlung. Arbeitnehmer mit besonderem Kündigungsschutz sind unter Angabe des Rechtsgrundes (z. B. Mutterschutz, Elternzeit, Schwerbehinderung) entsprechend gekennzeichnet.
		6.10.1
Annex 6.10.1 contains a list – which is complete and correct with respect to all information as of 06.10.2014 – of all officers, managing directors, board members and employees (including members of the senior management, apprentices and part-time employees) of the HEKA-Companies, in each case with information about the contracting party on the side of the HEKA-Companies, position and job, date of birth, employment start date, sex, gross annual salary, gross annual compensation benefits (including all bonuses and other similar incentives), deferred compensation claims. Employees who enjoy enjoy special legal protection against dismissal are identified, specifying the legal justification for such protection (e.g., maternity or post-birth parental leave), severe disability).

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6.10.2	Die HEKA-Gesellschaften haben alle Zahlungs- und sonstigen Verpflichtungen gegenüber ihren Beschäftigten bei Fälligkeit ordnungsgemäß und vollständig erfüllt.	6.10.2	The HEKA-Companies have duly and fully performed all payments and other obligations owed to their workers and employees when those obligations became due.

6.10.3	Keine HEKA-Gesellschaft ist jenseits der gesetzlichen Verpflichtungen zu Sozialleistungen an ihre Organmitglieder, leitenden Angestellten oder Arbeitnehmer verpflichtet, insbesondere hat keine HEKA-Gesellschaft Pensionszusagen erteilt.	6.10.3
Apart from statutory obligations no HEKA-Company is legally required to pay social benefits to its officers, managing directors, board members, members of senior management or other employees, and above all, no HEKA-Companies have made any pension commitments.

6.11	Steuerangelegenheiten	6.11	Tax Matters

6.11.1
Alle Steuererklärungen der HEKA -Gesellschaften, die sich auf den Zeitraum bis einschließlich zum Stichtag beziehen, sind in Übereinstimmung mit allen einschlägigen Rechtsvorschriften ordnungsgemäß (insbesondere vollständig und zutreffend) erstellt sowie ordnungsgemäß und fristgerecht eingereicht worden bzw. werden bis zum Vollzugstag ordnungsgemäß und fristgerecht eingereicht. Der Jahresabschluss 2014 ist noch nicht fertiggestellt. Alle den Finanzbehörden gegenüber zu machenden Angaben, die sich auf den Zeitraum bis einschließlich zum Stichtag beziehen, sind ordnungsgemäß und fristgerecht gemacht worden bzw. werden ordnungsgemäß und fristgerecht gemacht. Keine Ermittlungshandlungen, Außenprüfungen oder sonstigen behördlichen oder gerichtlichen Verfahren im Zusammenhang mit Steuern der HEKA-Gesellschaften sind eingeleitet, stehen bevor oder drohen, soweit sie sich auf den Zeitraum bis einschließlich zum Stichtag beziehen.
		6.11.1
All tax returns of the HEKA-Companies which relate to the period of time up to and including the Effective Date, were duly (above all, completely and correctly) prepared in accordance with all applicable Legal Requirements and were duly and timely filed or will be duly and timely filed on or before the Effective Date. All information which required to be provided to the Fiscal Authorities and which relates to the period of time up to and including the Effective Date, was duly and timely provided or will be duly and timely provided to the Fiscal Authorities. The Financial Statements 2014 have not yet been prepared. No investigations, tax audits, or other regulatory or judicial proceedings in connection with the Taxes of the HEKA-Companies have been instituted, are forthcoming or have been threatened, to the extent that they relate to the period of time up to and including the Effective Date.

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6.11.2	Die HEKA-Gesellschaften verfügen außerhalb des Staates, in dem die jeweilige HEKA-Gesellschaft ihren Sitz hat, nicht über Betriebsstätten, ständige Vertreter oder Angestellte im Sinne der Steuergesetze ihrer jeweiligen Jurisdiktion.	6.11.2
Outside of the country in which the relevant HEKA-Company has its registered office, the HEKA-Companies have no permanent establishments, permanent representatives or employees within the meaning of the tax laws of their respective jurisdictions.

6.11.3	Mit Ausnahme der in Anlage 6.11.3 aufgeführten Vorgänge hat es in den HEKA-Gesellschaften keine Vorgänge gegeben und wird es bis zum Vollzugstag nicht geben, die als verdeckte Gewinnausschüttung einzuordnen sind.	6.11.3
With the exception of the events and transactions listed in Annex 6.11.3, there have been no events or transactions at the HEKA-Companies which could be classified as a hidden profit distribution, and there will be no such events until the Closing Date.

6.12	Öffentliche Förderungen Keine der HEKA-Gesellschaften hat öffentliche Förderungen erhalten.	6.12	Public Grants No HEKA-Companies has ever been subject to public grants.

6.13	Rechtsstreitigkeiten Mit Ausnahme eines arbeitsrechtlichen Gerichtsverfahrens in Kanada existieren keine Streitigkeiten oder sonstigen gerichtlichen, schiedsgerichtlichen oder behördlichen Verfahren (zusammen die Rechtsstreitigkeiten), an denen HEKA-Gesellschaften unmittelbar oder mittelbar beteiligt sind oder die auf andere Weise zu einer Verbindlichkeit oder anderen Verpflichtung (auch durch Rückgriff Dritter) der HEKA-Gesellschaften führen können, noch sind Rechtsstreitigkeiten anhängig, eingeleitet, drohen oder stehen bevor oder sind von einer HEKA-Gesellschaft beabsichtigt.	6.13
Legal Disputes
With the exception of a labor law relatedlawsuit in Canada there are no disputes or other judicial, arbitral or regulatory proceedings (collectively Legal Disputes) in which HEKA-Companies are either directly or indirectly involved or which could, in some other manner, lead to a liability or other obligation (including by way of a third party recourse) on the part of the HEKA-Companies, nor are there any Legal Disputes pending, instituted, threatened or imminent or planned by a HEKA-Company.

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6.14
Produkthaftung
Nach Bestem Wissen des Verkäufers haben die HEKA-Gesellschaften keine Produkte hergestellt, veräußert, sonst in Verkehr gebracht oder Dritten zur Nutzung zur Verfügung gestellt oder Dienst- oder sonstige Leistungen in einer Weise erbracht, die zu Verbindlichkeiten oder anderen Verpflichtungen aus Produkthaftung, Gewährleistung oder einem anderen Rechtsgrund führen könnten, und es bestehen auch keine derartigen Verbindlichkeiten oder andere Verpflichtungen. Dritte haben keine Ansprüche gegen die HEKA-Gesellschaften aus Produkthaftung, Gewährleistung oder einem anderen Rechtsgrund im Zusammenhang mit der Herstellung, Veräußerung, dem Inverkehrbringen oder der Nutzungsüberlassung von Produkten oder dem Erbringen von Diensten oder sonstigen Leistungen geltend gemacht. In den vergangenen 5 Jahren vor dem Unterzeichnungstag hat keine HEKA-Gesellschaft freiwillig oder infolge einer gesetzlichen Verpflichtung ein Produkt zurückgerufen oder vom Markt genommen oder im Rahmen einer Rückrufaktion nachgebessert oder eine Produktwarnung an Kunden oder Endverbraucher herausgegeben.
6.14
Product Liability
To Seller’s Best Knowledge the HEKA-Companies have not produced, sold, otherwise distributed into the stream of commerce or provided for use to third parties, any products or performed services and other work in a manner that could lead to liability or other obligations under product liability, warranties or other legal grounds, and no such forms of liabilities or obligations exist. Third parties do not have any claims against the HEKA-Companies based on product liability, breach of warranty or other legal grounds in connection with the production, sale, distribution or licensing of products or the performance of services and other work. In the last 5 years prior to the Signing Date, no HEKA-Company has voluntarily, or as a result of a legal obligation, recalled or removed from the market any product or has improved such product as part of a recall campaign or has issued a product warning to customers or consumers.

6.15	Erlaubnisse und Genehmigungen; Wettbewerbsbeschränkungen	6.15	Permits and Approvals; Restrictions of Competition

6.15.1
 Die HEKA-Gesellschaften haben stets sämtliche erforderlichen öffentlich-rechtlichen und privatrechtlichen Erlaubnisse, Zustimmungen und Genehmigungen jedweder Art für den Bau und Betrieb aller von ihnen genutzten Gebäude und Anlagen sowie für die Führung der HEKA-Geschäftsbetriebe im Übrigen eingeholt. Die Gebäude und Anlagen und die HEKA-Geschäftsbetriebe sind in Übereinstimmung mit diesen Genehmigungen errichtet und betrieben bzw. geführt worden. Keine der die gegenwärtigen Gebäude und Anlagen oder die HEKA-Geschäftsbetriebe betreffenden Genehmigungen ist widerrufen, aufgehoben, geändert oder eingeschränkt worden, weder im Ganzen noch teilweise, noch existieren Anhaltspunkte dafür, dass sie künftig widerrufen, aufgehoben, geändert oder eingeschränkt werden könnten.
6.15.1
The HEKA-Companies have always obtained all of the necessary official and private permits, consents and approvals of any kind for constructing and operating all buildings and facilities used by them as and for running the HEKA-Business Operations. The buildings and facilities and the HEKA-Business Operations were constructed and operated or managed in accordance with these approvals. None of the permits that are related to the current buildings and facilities or the HEKA-Business Operations have been revoked, rescinded, amended or restricted, either in whole or in part, and there is no existing indication that such approvals will be revoked, rescinded, amended or restricted, either in whole or in part.

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6.15.2	Keine HEKA-Gesellschaft unterliegt einem Wettbewerbsverbot oder einer Wettbewerbsbeschränkung, gleich ob auf vertraglicher oder sonstiger Grundlage.	6.15.2	No HEKA-Company is subject to a non-compete covenant or any other restriction of competition, whether on a contractual or other basis.

6.16	Einhaltung von Rechtsvorschriften Die HEKA-Geschäftsbetriebe sind nach Bestem Wissen des Verkäufers stets unter Beachtung aller anwendbaren Rechtsvorschriften (auch den Umweltschutz, die Produktsicherheit und die Arbeitssicherheit betreffend) geführt worden. Weder die HEKA-Geschäftsbetriebe noch die von den HEKA -Gesellschaften hergestellten, veräußerten oder sonst in Verkehr gebrachten Produkte noch die von ihnen erbrachten Dienst- oder sonstigen Leistungen verstoßen gegen Rechtsvorschriften.	6.16	Compliance with Laws
The HEKA-Business Operations were to the Seller’s Best Knowledge always managed in accordance with any and all applicable Legal Requirements (including rules on environmental protection, product safety and worker safety). Neither the HEKA-Business Operations nor the products manufactured, sold or otherwise distributed by the HEKA-Companies nor any services or other work provided by them violate any Legal Requirements.

6.17	Fortführung der Geschäfte	6.17	Conduct of Business

6.17.1	Seit 01.12.2013 bis zum Unterzeichnungstag sind die HEKA-Geschäftsbetriebe ausschließlich im Rahmen des gewöhnlichen Geschäftsgangs mit der Sorgfalt eines ordentlichen Kaufmanns und in Übereinstimmung mit der bisherigen Geschäftspraxis geführt worden. Insbesondere	6.17.1
Since 01.12.2013 through the Signing Date, the HEKA-Business Operations have been conducted exclusively in the ordinary course of business, in accordance with the standard of care of a prudent merchant and in substantially the same business manner as before. Specifically,

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6.17.1.1	hat keine HEKA-Gesellschaft eine Verbindlichkeit (einschließlich bedingter, zurückgestellter und zurückzustellender Verbindlichkeiten) begründet, die den Betrag von 5.000 EUR (in Worten: fünftausend Euro) im Einzelfall übersteigt, mit Ausnahme laufender Verbindlichkeiten aus Lieferung und Leistung im Rahmen des gewöhnlichen Geschäftsgangs und in Übereinstimmung mit der bisherigen Geschäftspraxis;	6.17.1.1
no HEKA-Company has incurred a liability (including any conditional, deferred or deferrable liabilities) which exceeds the amount of EUR 5,000 (five thousand euros) in the individual case, except for of current trade payables arising from the purchase of goods and services in the ordinary course of business and in substantially the same business manner as before;

6.17.1.2	hat keine HEKA-Gesellschaft materielle oder immaterielle Vermögensgegenstände – gleich ob bilanzierungsfähig oder nicht – sicherungsübereignet oder -abgetreten, verpfändet oder in sonstiger Weise belastet, außer im Rahmen des gewöhnlichen Geschäftsgangs und in Übereinstimmung mit der bisherigen Geschäftspraxis;	6.17.1.2
no HEKA-Company has pledged, assigned, created a security interest in, or otherwise encumbered, any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet), except in the ordinary course of business and in substantially the same business manner as before;

6.17.1.3
hat keine HEKA-Gesellschaft materielle oder immaterielle Vermögensgegenstände – gleich ob bilanzierungsfähig oder nicht – verkauft, vermietet, verpachtet, übertragen, erworben oder sich jeweils hierzu verpflichtet, die einen Wert von 5.000 EUR (in Worten: fünftausend Euro) im Einzelfall übersteigen; ausgenommen sind der Verkauf oder Erwerb von Vorräten i. S. v. § 266 Abs. 2 lit. B. I HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht) im Rahmen des gewöhnlichen Geschäftsgangs und in Übereinstimmung mit der bisherigen Geschäftspraxis;

		6.17.1.3
no HEKA-Company has sold, leased to others, transferred, purchased, or undertaken to do any of the foregoing in relation to, any tangible or intangible assets having a value of more than EUR 5,000 (five thousand euros) in the individual case (regardless of whether such assets can or cannot be recognized on the balance sheet), except for the sale or purchase of inventories within the meaning of sec. 266 para. 2 B. I of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law) which is done in the ordinary course of business and in substantially the same business manner as before;

6.17.1.4	hat keine HEKA-Gesellschaft Verbindlichkeiten oder andere Verpflichtungen im Betrag von insgesamt mehr als 5.000 EUR (in Worten: fünftausend Euro) erlassen oder sich hierüber verglichen;	6.17.1.4	no HEKA-Company has waived or settled any liabilities or other obligations in an amount of more than EUR 5,000 (five thousand euros);

6.17.1.5	hat keine HEKA-Gesellschaft gegenüber einem Organmitglied, Arbeitnehmer, Berater, Handelsvertreter oder Vertragshändler Änderungen bei Gehältern oder anderen (auch erfolgsabhängigen) Vergütungen oder sonstigen Vertragsbedingungen vorgenommen oder außerhalb des gewöhnlichen Geschäftsbetriebs Boni oder sonstige Sonderzahlungen, Pensionen oder Abfindungen gezahlt oder sich (auch bedingt) zu solchen Zahlungen verpflichtet oder einer dieser Personen ein Darlehen eingeräumt;	6.17.1.5
no HEKA-Company has, with respect to any officer, managing, board member, employee, advisor, sales representative or distributor, made any changes regarding salaries or other (also performance-based) remuneration or other contractual terms or paid any bonuses, extraordinary compensation, pensions or made any severance payments outside the ordinary course of business or has otherwise committed (even conditionally) to make such payments or granted any such person a loan;

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6.17.1.6	hat keine HEKA-Gesellschaft ihr Kapital erhöht oder herabgesetzt oder Anteile ausgegeben, übertragen oder sich zu solchen Maßnahmen verpflichtet oder Bezugsrechte, Optionen oder andere Rechte auf den Erwerb von Anteilen gewährt oder veräußert oder sich zu solchen Maßnahmen verpflichtet;	6.17.1.6
no HEKA-Company has increased or reduced its share capital or has issued or transferred shares or agreed to take such actions or has granted or sold any subscription rights, options or other rights to receive shares or otherwise agreed to take such actions;

6.17.1.7	hat jede HEKA-Gesellschaft Investitionen in das Anlagevermögen mindestens in einer nach Zeitpunkt und Umfang der bisherigen Geschäftspraxis entsprechenden Weise vorgenommen; jedoch hat keine HEKA-Gesellschaft Investitionen in das Anlagevermögen in Höhe von mehr als 5.000 EUR (in Worten: fünftausend Euro) getätigt oder sich hierzu verpflichtet;	6.17.1.7
each HEKA-Company has made any investments in the fixed assets only in a manner that is consistent with its prior business practices in terms of time and scope; but no HEKA-Company has made investments in the fixed assets in excess of EUR 5,000 (five thousand euros), or has entered into an obligation to do so;

6.17.1.8	hat keine HEKA-Gesellschaft etwas getan oder unterlassen, was zu einer Erhöhung der Barmittel führen würde, es sei denn im Rahmen des gewöhnlichen Geschäftsgangs und in Übereinstimmung mit der bisherigen Geschäftspraxis; insbesondere hat jede HEKA-Gesellschaft nur in einer nach Zeitpunkt und Umfang der bisherigen Geschäftspraxis entsprechenden Weise Forderungen eingezogen oder verkauft oder vergleichbare Rechtsgeschäfte geschlossen;	6.17.1.8
no HEKA-Company has taken any action, or failed to take any action due which would have lead to an increase in Cash, unless it was done in the ordinary course of business and in substantially the same manner as before; in particular, each HEKA-Company has collected any outstanding debt or sold receivables or entered into any such agreements only in a manner that is consistent with its prior business practices in terms of time and scope;

6.17.1.9	hat jede HEKA-Gesellschaft ihre Vorräte i. S. v. § 266 Abs. 2 lit. B. I HGB (oder, soweit anwendbar, die vergleichbaren Regelungen nach GAAP oder sonstigem anwendbarem kanadischen oder U.S. Recht) nach Art und Umfang in Übereinstimmung mit der bisherigen Geschäftspraxis angelegt und unterhalten;	6.17.1.9
each HEKA-Company has built up and maintained its inventories, as defined in sec. 266 para. 2 B. I of the HGB (or as applicable, the comparable provisions under GAAP or other applicable Canadian or U.S. law), in a manner and scope consistent with its prior business practices;

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6.17.1.10	hat keine HEKA-Gesellschaft ihre Forschungs- und Entwicklungs-, Fertigungs-, Einkaufs-, Vertriebs-, Marketing-, oder Personalpolitik geändert.	6.17.1.10	no HEKA-Company has modified its research and development, manufacturing, purchasing, sales, marketing or pension policies.

6.17.2	Seit dem 01.12.2013 sind keine Veränderungen, Umstände oder Ereignisse eingetreten oder bekannt geworden, die – für sich allein oder im Zusammenwirken mit anderen Veränderungen, Umständen oder Ereignissen, auch soweit diese vor dem Unterzeichnungstag eingetreten sind – eine wesentlich nachteilige Auswirkung auf die Vermögens-, Finanz- oder Ertragslage, den Geschäftsbetrieb oder die Geschäftsaussichten einer HEKA-Gesellschaft haben oder solche Auswirkungen erwarten lassen (Wesentliche Nachteilige Änderung).	6.17.2
Since 01.12.2013 no changes, circumstances or events occurred or have become known which – individually or in connection with other changes, circumstances or events, even if these occurred prior to the Signing Date – have a material adverse effect on the net assets, financial condition or results of operation, business operations or business prospects of any HEKA-Company or cause such effects to be expected (Material Adverse Change).

6.18
Richtigkeit der Informationen

Alle der Käuferin und ihren Beratern seitens der Verkäufer oder einer Verkäufer-Gesellschaft oder einer HEKA-Gesellschaft oder einem ihrer Berater vor dem Unterzeichnungstag zur Verfügung gestellten oder zugänglich gemachten Informationen sind vollständig und zutreffend. Der Käuferin sind alle solchen Informationen in Bezug auf die HEKA-Geschäftsanteile, die HEKA-Gesellschaften und die HEKA-Geschäftsbetriebe schriftlich offen gelegt worden, die ein vorsichtiger Kaufmann vernünftigerweise für eine Beurteilung der Chancen und Risiken eines Erwerbs der HEKA-Gruppe, gleich auf welchem rechtlichen Wege, für erheblich ansehen würde.
		6.18
Accuracy of Information
Any and all information, which was provided or made available to the Purchaser and its advisors by the Seller or one of the Seller Companies or by a HEKA-Company or one of its advisors prior to the Signing Date, is complete and correct. With respect to the HEKA-Shares, the HEKA-Companies and the HEKA-Business Operations, all such information which a prudent merchant would reasonably view as material for purposes of assessing the opportunities and risks of acquiring the HEKA-Group, irrespective of which legal approach is used, have been disclosed to the Purchaser in written form

6.19	Keine Nichtoffengelegten Verbindlichkeiten HEKA Kanada hat keine Verbindlichkeiten mit Ausnahme von	6.19	Absence of Undisclosed Liabilities HEKA Canada does not have any liabilities except for

6.19.1	Verbindlichkeiten, die in dem Jahresabschluss von HEKA Kanada zum 30.11.2013 enthalten sind,	6.19.1	liabilities to the extent reflected in the annual financial statement of HEKA Canada for the business year ending 30.11.2013,

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6.19.2	Verbindlichkeiten, die seit dem 01.12.2013 im ordnungsgemäßen Geschäftsgang und entsprechend bisheriger Geschäftspraxis entstanden sind,	6.19.2	liabilities which have arisen since the 01.12.2013 in the ordinary course of business and consistent with past practice,

6.19.3	vertragliche Verbindlichkeiten, die im ordnungsgemäßen Geschäftsgang entstanden sind und die nach HGB nicht bilanzierungsfähig oder -pflichtig sind, und	6.19.3	contractual liabilies incurred in the ordinary course of business, which are not required to be recorded on a balance sheet according to the German Commercial, Code, and

6.19.4	sonstige Verbindlichkeiten nach diesem Vertrag (insbesondere Finanzverbindlichkeiten, Abzüge vom Nettoumlaufvermögen und Ansprüche, die einen Freistellungsanspruch des Käufers nach diesem Vertrag begründen).	6.19.4
other liabilities mentioned in this Agreement (especially Financial Liabilities, deductions from the Working Capital and claims that constitute on indemnification claim of the Purchaser under this Agreement.

6.20
Bestes Wissen der Verkäufer
Bestes Wissen im Sinne dieses Vertrages umfasst alle Umstände, die eine Relevante Person kannte, kennt oder kennen muss oder deren Kenntnis ihr nach den anwendbaren gesetzlichen Regeln zuzurechnen ist. Relevante Person(en) im Sinne dieses Absatzes sind die in Anlage 6.20 zu diesem Vertrag aufgeführten Personen und Funktionsträger. „Kennenmüssen“ im Sinne von Satz 1 umfasst insbesondere auch solche Umstände, von der eine Relevante Person bei sorgfältiger Auswahl, Anleitung und Befragung ihrer Mitarbeiter Kenntnis erlangt hätte oder auf die Akten, Aufzeichnungen oder sonstige Dokumente (gleich in welcher Form), die der fraglichen Person bestimmungsgemäß zur Einsicht zur Verfügung standen oder stehen, hinweisen.
		6.20
Seller’s Best Knowledge
Seller’s Best Knowledge, within the meaning of this Agreement, shall include all facts and circumstances, which a Relevant Individual knows, knew or should have known or the knowledge of which is attributable to such individual under the applicable statutory provisions. Relevant Individual(s), within the meaning of this subsection, are the individuals and officials listed in Annex 6.20 to this Agreement. The phrase „should have known“, within the meaning of sentence 1 hereof, refers specifically also to those facts and circumstances, which a Relevant Individual would have learned had he or she carefully selected, initiated and asked his or her staff members, and to any facts and circumstances specifically referred to in or discernable from the files, notes or other documents (regardless of what form they take) which were or are available to such Relevant Individual for inspection.

		7.	Remedies for breach of Seller’s Guarantees; Procedure
7.	Rechtsfolgen bei Verletzung von Verkäufergarantien; Verfahren
		7.1	Restitution in Kind; Damages
7.1	Naturalrestitution; Schadensersatz

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7.1.1
 Im Fall (i) der Verletzung einer Verkäufergarantie, (ii) der Verletzung einer Zusage oder Vereinbarung des Verkäufers, oder (iii) der Entstehung eines Anspruchs aus einer Ausgeschlossenen Verbindlichkeit (siehe unten) hat der Verkäufer die Käuferin oder, nach deren Wahl, die betreffende HEKA-Gesellschaft so zu stellen, wie sie stehen würde, wenn ein solcher Umstand nicht eingetreten wäre (Naturalrestitution). Resultiert ein solcher Umstand aus dem Bestehen einer Verbindlichkeit, umfasst das Recht der Käuferin auf Naturalrestitution das Recht, Freistellung von der betreffenden Verbindlichkeit zu verlangen. Ausgeschlossene Verbindlichkeiten bezeichnet alle Verbindlichkeiten des Verkäufers oder einer HEKA-Gesellschaft, die (a) sich auf das Eigentum oder den Betrieb des Geschäfts durch den Verkäufer oder eine HEKA-Gesellschaft vor oder an dem Stichtag beziehen oder daraus entstehen, die (b) weder als Finanzverbindlichkeit noch als Abzug vom Nettobetriebsvermögen berücksichtigt wurden, und die (c) nicht zu einem Freistellungsanspruch der Käuferin führen, z.B. aus Umweltfreistellung gemäß Ziffer 8 oder aus Steuerfreistellung gemäß Ziffer 9.
		7.1.1
In the event that (i) a Seller’s Guarantee is breached, (ii) a covenant or agreement of the Seller contained herein is breached or (iii) any claim arises from any Excluded Liability (as defined below), the Seller shall place the Purchaser in such position as the Purchaser would have been in, if such circumstance had not occurred (restitution in kind – Naturalrestitution). If the circumstance results from the existence of a liability, then the Purchaser’s right to request restitution in kind shall include the right to full indemnification from such liability. Excluded Liabilities means all liabilities of Seller or a HEKA-Company, respectively, that: (a) relate to or arise from the ownership or operation of the business of theSeller or a HEKA-Company prior to or on the Effective Date; (b) have not been taken into account either as a Financial Debt or as a deduction of the Net Working Capital; and (c) do not give rise to a claim of the Purchaser for indemnification, e.g. for enviromental indemnification under clause 8 or tax indemnification under clause 9.

7.1.2	Soweit eine Naturalrestitution nicht möglich oder nicht genügend ist, hat der Verkäufer an die Käuferin oder, nach deren Wahl, an die betreffende HEKA-Gesellschaft Schadensersatz in Geld zu leisten. Ist die Naturalrestitution vollständig unmöglich, tritt der Schadensersatz in Geld an die Stelle der Naturalrestitution, im Übrigen ist er ergänzend zur Naturalrestitution geschuldet.	7.1.2
To the extent that restitution in kind is impossible or insufficient, the Seller shall pay monetary damages to the Purchaser or, at the election of the Purchaser, to the relevant HEKA-Company. If restitution in kind is fully impossible, then such monetary damages shall replace the remedy of restitution in kind. Otherwise, such damages shall be owed as a supplement to the restitution in kind.

7.1.3	Bewirkt der Verkäufer die Naturalrestitution nicht innerhalb von 20 Bankarbeitstagen, nachdem ihr ein Garantieanspruch (wie unten definiert) von der Käuferin mitgeteilt wurde, kann die Käuferin nach ihrer Wahl ganz oder teilweise an Stelle der Naturalrestitution verlangen, dass der Verkäufer an die Käuferin und/oder, nach deren Wahl, an die betreffende HEKA-Gesellschaft den zur Naturalrestitution erforderlichen Geldbetrag leistet. Die Käuferin kann ihre Wahl bis zur vollständigen Erbringung der Leistung abändern.	7.1.3	If and to the extent that the Seller fails to provide the requested restitution in kind within 20 Bank Working Days after the Purchaser informs Seller of a Guarantee Claim (as defined below), the Purchaser, in its absolute discretion, in whole or in part and in lieu of its right to demand restitution in kind, shall have the right to request the payment of monetary damages to itself or, at the election of the Purchaser, to the relevant HEKA-Company in such amount as would be necessary to achieve the same effect as a restitution in kind. Until full performance by the Seller, the Purchaser may freely modify its request.

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7.1.4	Ansprüche der Käuferin aus dieser Ziffer 9 werden zusammen als Garantieansprüche und einzeln als Garantieanspruch bezeichnet.	7.1.4	The Purchaser’s claims under this clause 7 are collectively referred to as Guarantee Claims or individually as Guarantee Claim.

7.2
Ausschluss der kaufrechtlichen Gewährleistung

Die Parteien sind darin einig, dass dieser Vertrag die Rechtsfolgen eines Garantieanspruchs abschließend regelt und der Käuferin und den HEKA-Gesellschaften wegen eines Garantieanspruchs nur die in diesem Vertrag geregelten Ansprüche mit den in diesem Vertrag geregelten Rechtsfolgen zustehen. Dies gilt insbesondere, aber nicht ausschließlich, für Ansprüche wegen Verschuldens bei Vertragsverhandlungen gemäß § 311 Abs. 2 und 3 i.V.m. § 241 Abs. 2 BGB (Culpa in Contrahendo), wegen Verletzung einer Pflicht aus dem Schuldverhältnis, Ansprüche auf Minderung, Rücktrittsrechte und deliktische Ansprüche, es sei denn, der Anspruch beruht auf einer vorsätzlichen Handlung oder arglistigen Täuschung durch den Verkäufer.
7.2
Exclusion of Statutory Buyer’s Rights

The Parties agree that the remedies for a Guarantee Claim provided for in this Agreement supersede and replace any statutory buyer’s rights under applicable law and that such remedies shall be the exclusive remedies available to the Purchaser and the HEKA-Companies under such Guarantee Claim. This applies, above all (but not exclusively), to claims for breach of a pre-contractual duty pursuant to sec. 311 para. 2 and 3 in conjunction with sec. 241 para. 2 of the BGB (culpa in contrahendo), claims based on a breach of duty in an obligation relationship (Verletzung einer Pflicht aus dem Schuldverhältnis), claims for reduction of the purchase price (Minderung), rights to rescission (Rücktritt), and liability in tort (Delikt), unless the claim in question is based on a wilful act (vorsätzliche Handlung) or fraudement misrepresentation (arglistige Täuschung) by the Seller.

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7.3
 Kumulative Geltung von Ansprüchen
Alle Ansprüche der Käuferin aus diesem Vertrag, einschließlich des Anspruches auf Erfüllung, bestehen nebeneinander und nicht alternativ, soweit dieser Vertrag keine abweichende Regelung vorsieht. Ein Anspruch der Käuferin aus einer Verkäufergarantie ist ausgeschlossen, soweit (i) der anspruchsbegründende Sachverhalt bereits im Stichtagsabschluss durch eine Verbindlichkeit oder Abschreibung berücksichtigt wurde und (ii) bei der Berechnung des Kaufpreises zugunsten der Käuferin berücksichtigt wurde. Der Ausschluss von Ansprüchen der Käuferin aufgrund des vorstehenden Satzes ist auf den Betrag beschränkt, der zugunsten der Käuferin berücksichtigt wurde.
7.3
No Double Relief
All of the Purchaser’s claims under this Agreement, including the claim to demand specific performance, shall exist cumulatively and not in the alternative. A Guarantee Claim is excluded, if (i) the facts or circumstances giving rise to such Guarantee Claim are reflected in the Effective Date Accounts as a liability or through write-down, and (ii) were included in the calculation of the Purchase Price for the benefit of the Purchaser. The exclusion of a Guarantee Claim according to the foregoing sentence shall be limited to the amount which was factored into the Purchase Price in the Purchaser’s favor.

7.4
Freigrenze
Der Verkäufer haftet nicht aus Garantieansprüchen, wenn der Gesamtbetrag aller Garantieansprüche 7.500 EUR (in Worten: siebentausendfünfhundert Euro) (Freigrenze) nicht übersteigt. Übersteigt der Gesamtbetrag aller Garantieansprüche die Freigrenze, haftet der Verkäufer auf den Gesamtbetrag. Die Freigrenze gilt nicht für Garantieansprüche aus den Verkäufergarantien in den Ziffern 6.2.1 bis 6.2.4, für die der Verkäufer in jedem Einzelfall ohne Rücksicht auf die Höhe des Anspruchs haftet. Die Freigrenze gilt weiterhin nicht für (i) Garantieansprüche aus vorsätzlich oder grob fahrlässig unvollständig oder unzutreffend abgegebenen Verkäufergarantien, oder (ii) hinsichtlich der Ziffern 7.1.1(ii) und (iii). In diese Fällen sind die Garantieansprüche stets in voller Höhe zu ersetzen, und die Freigrenze ermäßigt sich um den Betrag solcher Garantieansprüche.
7.4
Threshold
The Seller shall not be liable for breach of a Seller’s Guarantee, if the aggregate amount of all Guarantee Claims does not exceed EUR 7,500 (seven thousand five hundred euros) (the Threshold – Freigrenze). If the aggregate amount of all Guarantee Claims exceeds the Threshold, then the Seller shall be liable for the aggregate amount (including the Threshold). The Threshold shall not apply to Guarantee Claims arising from the Seller’s Guarantees under clauses 6.2.1 through 6.2.4, for which the Seller shall be liable in any given case irrespective of the amount of the claim. Furthermore, the Threshold shall not apply where (i) a Seller’s Guarantee was incomplete or incorrect due to the Seller’s fraud or intentional or grossly negligent conduct, or (ii) to clauses 7.1.1(ii) and (iii), in which cases the relevant Guarantee Claims must always be satisfied in full, and the Threshold will be reduced by the amount of such Guarantee Claims.

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7.5	Haftungshöchstbetrag Der Verkäufer haftet insgesamt höchstens bis zu einem Betrag von 750.000 EUR (in Worten: siebenhundertfünfzigtausend Euro) (Haftungshöchstbetrag) aus Garantieansprüchen. Die Haftungshöchstgrenze gilt nicht für Garantieansprüche aus den Verkäufergarantien in den Ziffer 6.2.1 bis 6.2.4, für die der Verkäufer in jedem Einzelfall unbeschränkt haften. Die Haftungshöchstgrenze gilt weiterhin nicht für (i) Garantieansprüche aus vorsätzlich oder grob fahrlässig unvollständig oder unzutreffend abgegebenen Verkäufergarantien, oder (ii) hinsichtlich der Ziffern 7.1.1(ii) und (iii).	7.5
Liability Cap
The aggregate liability of the Seller under Guarantee Claims shall be capped at an amount of EUR 750,000 (seven hundred fifty thouand euros) (The Liability Cap). The Liability Cap shall not apply to Guarantee Claims based on the Seller Guarantees pursuant to clauses 6.2.1 through 6.2.4, for which the Seller would be subject to unlimited liability in any given case. The Liability Cap also shall not apply to Guarantee Claims based on (i) the Seller’s Guarantees, which are incomplete or incorrect due to fraud or an intentional, gross or negligent act or omission of the Seller, or (ii) clauses 7.1.1(ii) and (iii).

7.6
Informationspflichten bei Ansprüchen Dritter
Die Käuferin wird den Verkäufer mit angemessener Frist informieren, wenn sie oder eine HEKA-Gesellschaft von einem Dritten (einschließlich Behörden) verklagt oder sonst gerichtlich in Anspruch genommen wird, sofern der Käuferin im Fall eines Unterliegens ein Garantieanspruch gegen den Verkäufer zustehen würde. Soweit es nach dem Ermessen der Käuferin unter Berücksichtigung der Interessen der Käuferin der Abwehr eines solchen Anspruches dienlich ist, wird die Käuferin den Verkäufer bei der Abwehr des Anspruches einbeziehen. Im Rahmen des vorhergehenden Satzes wird die Käuferin dem Verkäufer insbesondere die Gelegenheit zu einer rechtlichen und tatsächlichen Würdigung der Umstände geben. Soweit der Verkäufer selbst gegenüber dem Dritten tätig wird, hat er hierbei nach den Vorgaben der Käuferin zu handeln. Vorbehaltlich § 254 BGB lässt eine Verletzung der Informations- und Mitwirkungspflichten der Käuferin aus dieser Ziffer 7.6 den Garantieanspruch der Käuferin unberührt.
7.6
Duties to Disclose Information in connection with Third Party Claims
The Purchaser shall inform the Seller within a reasonable period of time, if it or a HEKA-Company is sued by, or otherwise subject to a judicial claim from, a third party (including any public authorities) such that the Purchaser would have a Guarantee Claim against the Seller in the event such action were successful. The Purchaser shall involve the Seller in the defence against any such action if and to the extent the Purchaser, in its sole discretion and giving due regard to its own interest, considers that such involvement would be useful in defending such claim. The Purchaser shall give the Seller, above all, an opportunity to assess the relevant circumstances from a legal and factual viewpoint. To the extent the Seller takes any action with respect to such third party, it must comply with any directions given by the Purchaser. Subject to the provisions of sec. 254 of the BGB, the Guarantee Claim shall remain unaffected by a Purchaser’s violation of its duty to inform and to cooperate under this clause 7.6.

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8.	Freistellung von umweltrechtlichen Verbindlichkeiten	8.	Environmental Indemnity

8.1	Definitionen	8.1	Definitions

8.1.1	In diesem Vertrag sind die Begriffe Umweltverbindlichkeiten, Bestehende Umweltbelastung, Umweltgesetz(e), Umwelterlaubnis, Umweltangelegenheit, Gefahrstoff, Relevante Grundstücke und Aufbauten wie folgt definiert:	8.1.1
In this Agreement, the terms „environmental liability“, „existing environmental contamination“, „environmental law(s)“, „environmental permit“, „environmental matter“, „hazardous substance(s)“, „relevant properties“ and „structures“ are defined as follows:

8.1.2
Umweltverbindlichkeiten meint sämtliche Schäden, Kosten, Aufwendungen und sonstige Nachteile, die entstehen (i) durch eine Untersuchung im Zusammenhang mit oder im Vorgriff auf die Behebung einer Bestehenden Umweltbelastung, (ii) durch die Behebung einer Bestehenden Umweltbelastung, (iii) durch Sicherungs-, Schutz- oder Beschränkungsmaßnamen im Zusammenhang mit einer Bestehenden Umweltbelastung, (iv) durch Maßnahmen zur Abwehr einer Gefahr für Leib oder Leben im Zusammenhang mit einer Bestehenden Umweltbelastung, (v) durch Handeln ohne oder den Verstoß gegen eine Umwelterlaubnis oder (vi) durch die Entsorgung einer Bestehenden Umweltbelastung (einschließlich kontaminiertem Bodenaushub und Bauschutt) (kontaminationsbedingter Mehraufwand).
		8.1.2
Environmental Liability means any harm, costs, expenses and other losses incurred in connection with (i) an investigation in connection with or in anticipation of a remediation of an Existing Environmental Contamination, (ii) a remediation of an Existing Environmental Contamination, (iii) securing measures or protective containment measures in each case relating to an Existing Environmental Contamination, (iv) measures to eliminate, reduce or otherwise remedy a danger to life and limb (resulting from an Existing Environmental Contamination, (v) the failure to obtain or comply with an Environmental Permit, or (vi) the disposal of an Existing Environmental Contamination (including the excavation of contaminated soil and the disposal of construction waste).

8.1.3	Eine Bestehende Umweltbelastung ist gegeben, wenn einer oder mehrere der nachfolgend beschriebenen Zustände vorliegen	8.1.3	An Existing Environmental Contamination will be deemed to exist if one or more of the following described conditions exist:

8.1.3.1	Vor oder am Vollzugstag ist eine Kontamination, eine sonstige nachteilige Veränderung oder ein Gefahrstoff im Boden, Grund- oder Oberflächenwasser oder in Aufbauten auf, in, unter- oder oberhalb der Relevanten Grundstücke vorhanden oder geht vor, am oder nach dem Vollzugstag von dort aus;	8.1.3.1
on or before the Closing Date, there is or arises a contamination of, or some other adverse change to or a Hazardous Substance in, the soil, the groundwater or surface water or in structures either on, in, under or above the Relevant Properties or such contamination originates from there before, on or after the Closing Date;

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8.1.3.2	vor oder am Vollzugstag wird ein Gefahrstoff, der von oder im Auftrag einer HEKA-Gesellschaft hergestellt, gelagert, genutzt, verarbeitet, transportiert oder entsorgt wurde, an einen Ort außerhalb der Relevanten Grundstücke verbracht;	8.1.3.2
on or before the Closing Date, a Hazardous Substance which was generated, stored, used, handled, transported or disposed of by or on behalf of a HEKA-Company is moved to an off-site location outside the Relevant Properties;

8.1.4	Umweltrecht meint jede Rechtsvorschrift (einschließlich abfallrechtlicher Vorschriften) sowie Erlasse, Industrienormen, technische Standards und ähnliche Regelungen, die sich auf eine Umweltangelegenheit beziehen und denen eine HEKA-Gesellschaft oder ein HEKA-Geschäftsbetrieb vor oder am Vollzugstag oder am Tag der Feststellung einer Bestehenden Umweltbelastung unterworfen ist oder die aus anderen Gründen anzuwenden sind.	8.1.4
Environmental Law means any legal requirement (including regulations on waste disposal) as well as ordinances, industry standards, technical standards and similar rules which relate to an Environmental Matter and to which a HEKA-Company or a HEKA-Business Operation is subject on or before the Closing Date or on the date an Existing Environmental Contamination is identified or which must be applied for other reasons.

8.1.5	Umwelterlaubnis meint jede nach einem Umweltgesetz erforderliche Genehmigung, Erlaubnis oder Zustimmung.	8.1.5	Environmental Permit means any approval, licence or permit required under any Environmental Law.

8.1.6	Umweltangelegenheit ist jede Angelegenheit mit Bezug zu Kontamination, Sanierung, Entsorgung, Erneuerung oder Schutz von bzw. Vorsorge für Grund und Boden, Aufbauten, Luft (einschließlich Luft in Gebäuden und Aufbauten), Wasser (einschließlich Grundwasser, Oberflächenwasser und Wasser in Leitungen, Rohren oder Abflüssen), Bodenoberfläche, anderer natürlicher Lebensgrundlagen, Leben, Gesundheit und Sicherheit (einschließlich, aber nicht beschränkt auf Arbeitssicherheit) von Menschen oder Eigentum Dritter (die aufgezählten Güter zusammen als Umwelt bezeichnet).	8.1.6
Environmental Matter means each matter related to pollution, contamination, remediation, disposal, renewal or protection of, or care for, soil and ground, Structures, air (including air in the buildings and Structures), water (including groundwater, surface water, and water in pipes, drains and sewers), land surface, other natural resources, human life, health, and safety (including, but not limited to, occupational health and safety), or third party properties (the listed protected rights and interests are herein collectively referred to as the Environment).

8.1.7	Gefahrstoffe umfasst Substanzen, die Gegenstand von Umweltgesetzen sind, sowie alle sonstigen schädlichen, verunreinigenden, giftigen oder gefährlichen Stoffe.	8.1.7	Hazardous Substances means all substances that are the subject matter of Environmental Laws as well as all any other pollutant, contaminant or toxic or dangerous substance.

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8.1.8	Relevante Grundstücke umfasst sämtliche Grundstücke, die vor oder am Vollzugstag im Eigentum oder Besitz einer HEKA-Gesellschaft oder eines ihrer Rechtsvorgänger stehen oder standen oder von einer HEKA-Gesellschaft genutzt werden oder wurden.	8.1.8	Relevant Properties means all land parcels, which on or before the Closing Date are or were owned or occupied by a HEKA-Company or one of its legal predecessors or are or were used by a HEKA-Company.

8.1.9	Aufbauten umfasst oberirdische und unterirdische Gebäude und Anlagen (einschließlich Rohrleitungen, Kanalisation, Tanks, Fundamente etc.) ohne Rücksicht darauf, ob diese mit dem entsprechenden Grundstück fest verbunden sind und/oder sonst eine rechtliche Einheit mit dem Grundstück bilden.	8.1.9
Structure means any aboveground or subterranean building and construction (including pipes, sewage water systems, tanks, foundations), regardless of whether closely connected to the relevant real property and/or in any other way constituting a single legal interest with such land.

8.2	Freistellung Der Verkäufer verpflichtet sich, die Käuferin und die HEKA-Gesellschaften von sämtlichen Umweltverbindlichkeiten im Zusammenhang mit einer Bestehenden Umweltbelastung freizustellen	8.2
Indemnification
The Seller shall indemnify and hold harmless the Purchaser and the HEKA-Companies from and against all Environmental Liabilities in each case relating to an Existing Environmental Contamination.

8.3	Haftungsausschluss und Haftungsbeschränkungen	8.3	Exclusion and Limitation of Liability

8.3.1	Die Verpflichtung der Verkäufer zur Freistellung der Käuferin oder einer HEKA-Gesellschaft nach diesem Ziffer 8 ist ausgeschlossen, soweit	8.3.1	The Seller’s obligation to indemnify and hold harmless the Purchaser or a HEKA-Company under this clause 8 shall not apply to an Environmental Liability to the extent that

8.3.1.1	ein Dritter, insbesondere eine Versicherung, in dem Umfang Leistungen an die Käuferin oder die betroffene HEKA-Gesellschaft erbringt, in dem die Käuferin zur Freistellung nach diesem Vertrag verpflichtet wäre	8.3.1.1
a third party – specifically an insurance carrier - has compensated the Purchaser or the relevant HEKA-Company for an Environmental Liability which would otherwise be covered by an indemnity from the Seller under this Agreement;

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8.3.1.2	die Umweltverbindlichkeit durch eine wesentliche Änderung der Nutzung der Relevanten Grundstücke nach dem Vollzugstag, die mit einer erhöhten Gefährdung der Umwelt verbunden ist, verursacht worden ist	8.3.1.2	an Environmental Liability has been incurred as a consequence of a material change of use, involving an increased threat to the Environment, of the Relevant Properties after the Closing Date;

8.3.1.3	die Umweltverbindlichkeit dadurch entstanden ist, dass die Käuferin oder die betroffene HEKA-Gesellschaft eine Verpflichtung zur Schadensminderung nach § 254 BGB verletzt hat.	8.3.1.3	the relevant Environmental Liability results from a failure of the Purchaser or the relevant HEKA-Company concerned to mitigate losses pursuant to sec. 254 of the BGB.

8.3.2	Die Beschränkungen gemäß Ziffer 7.4 (Freigrenze) finden auf die Haftung des Verkäufers gemäß Ziffer 8 keine Anwendung	8.3.2	The limitations under clauses 7.4 (Threshold) shall not apply to the Seller’s liability pursuant to clause 8.

8.4	Verfahren	8.4	Procedures

8.4.1	Erhält die Käuferin Kenntnis von einer Umweltverbindlichkeit, hat sie den Verkäufer hiervon unverzüglich zu informieren. Die Käuferin wird den Verkäufer vor einer Maßnahme zur Abwehr einer Umweltverbindlichkeit anhören; dies gilt nicht, wenn berechtigte Interessen der Käuferin oder einer HEKA-Gesellschaft einer Anhörung entgegenstehen.	8.4.1
If the Purchaser learns of an Environmental Liability, he must inform the Seller thereof without undue delay. Before taking action to prevent Environmental Liability, the Purchaser agrees to consult with the Seller, unless such consultation is against the fair interests of the Purchaser or any of the HEKA-Companies.

8.4.2
Die Käuferin hat dem Verkäufer nach billigem Ermessen Zutritt zu den Relevanten Grundstücken und Einsichtnahme in die Bücher der HEKA-Gesellschaften im Zusammenhang mit einer Umweltverbindlichkeit zu gestatten, soweit dies zur Bewertung der Umweltverbindlichkeit durch die Verkäufer erforderlich ist, vorausgesetzt, (i) die Verkäufer verpflichten sich den Anforderungen der Käuferin entsprechend zur Vertraulichkeit und (ii) die Verkäufer tragen die Kosten für die Einsichtnahme. Die Käuferin wird sich darum bemühen, für die Dauer einer möglichen Haftung der Verkäufer nach dieser Ziffer 8 sämtliche Unterlagen und Informationen, die sich auf die Relevanten Grundstücke beziehen und die sich am Vollzugstag im Besitz einer HEKA-Gesellschaft befinden, aufzubewahren.
		8.4.2
Exercising its reasonable discretion, the Purchaser shall ensure that the Seller obtains access to the Relevant Properties and to the records of the HEKA-Companies to the extent that such access is reasonably necessary for the Seller to assess the relevant Environmental Liability, provided that (i) the Seller agrees to comply with the Purchaser’s requirements concerning confidentiality and (ii) the Seller shall bear the costs of any such inspection. For as long as the Seller may be liable under this clause 8, the Purchaser shall endeavor to retain any and all documents and information that relate to the Relevant Properties and are in a HEKA-Company’s possession on the Closing Date.

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8.4.3	Die Käuferin hat dem Verkäufer nach billigem Ermessen die Teilnahme an Untersuchungen oder sonstigen Maßnahmen und den Zugang zu Berichten, Schriftwechsel und Verfügungen zu gewähren, die im Zusammenhang mit einer möglichen Umweltverbindlichkeit stehen, sowie Kopien der entsprechenden Schriftstücke zukommen zu lassen.	8.4.3
Exercising its reasonable discretion, the Purchaser shall ensure that the Seller is granted the right to participate in investigations or other measures and the right to access the reports, correspondence and orders in connection with a potential Environmental Liability and shall provide the Seller with copies of all relevant documents.

8.5	Verjährung Ein Anspruch der Käuferin nach dieser Ziffer 8 verjährt in 5 Jahren ab dem Vollzugstag.	8.5	Time Limits A Purchaser’s claim under this clause 8 shall be time-barred in 5 years from the Closing Date.

9.	Steuern	9.	Tax Indemnification

9.1	Definitionen	9.1	Definitions

9.1.1
Steuern im Sinne dieses Vertrages sind alle Steuern, Gebühren, Zölle, Beiträge einschließlich Sozialversicherungsbeiträge und andere öffentlich-rechtlichen Abgaben, die von einer inländischen Bundes-, Landes- oder Kommunalbehörde oder einer entsprechenden ausländischen Behörde oder einem sonstigen Hoheitsträger (zusammen die Finanzbehörden) festgesetzt werden und/oder aufgrund Rechtsvorschriften geschuldet werden. Als Steuern gelten zudem alle Zahlungen als Haftungsschuldner für Steuern, Zahlungen aus Gewerbesteuer- und Umsatzsteuerumlageverträgen oder aus vergleichbaren Verträgen oder Steuern betreffende Freistellungsvereinbarungen, ferner alle steuerlichen Nebenleistungen wie beispielsweise Zinsen, Kosten und Steuerzuschläge, sowie mit Steuern in Zusammenhang stehende Straf- und Bußgelder, die gesetzlich geschuldet oder von Finanzbehörden auferlegt werden. Als Steuern gelten insbesondere alle Steuern und steuerlichen Nebenleistungen i. S. d. § 3 AO und entsprechende ausländische Steuern und steuerlichen Nebenleistungen.
		9.1.1
Taxes, within the meaning of this Agreement, are all taxes, fees, customs duties, contributions including social security contributions and other public charges, which are levied by federal, state, or local tax authorities or equivalent foreign government agencies or by another sovereign entity (collectively the Fiscal Authorities) or which are owed pursuant to Legal Requirements. Taxes are also deemed to include all payments made or to be made as tax indemnitor, payments based on trade tax and VAT cost sharing contracts or similar agreements or indemnity agreements related to taxes, as well as all incidental tax charges such as interest, cost and tax surcharges as well as any penalties in connection with taxes which are owed by law or imposed by the Fiscal Authorities also deemed to be Taxes are specifically all taxes and incidental tax payments within the meaning of sec. 3 of the German General Tax Code (Abgabenordnung – AO) and equivalent provisions under applicable foreign laws.

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9.1.2	Steuererklärungen im Sinne dieses Vertrages sind alle Erklärungen, Anmeldungen, Voranmeldungen und sonstigen Unterlagen und Dokumente, die in Zusammenhang mit Steuern bei oder gegenüber den Finanzbehörden einzureichen oder abzugeben sind	9.1.2
Tax Returns, within the meaning of this Agreement, are any and all returns, applications, preliminary filings and other written materials and documents, which must be filed with or provided to the Fiscal Authorities in connection with Taxes

9.2	Freistellung	9.2	Indemnification

9.2.1	Der Verkäufer stellt die Käuferin und/oder, nach deren Wahl, die jeweilige HEKA-Gesellschaft hiermit frei	9.2.1	The Seller shall indemnify and hold harmless the Purchaser or, at its election, the relevant HEKA-Company from and against

9.2.1.1
von allen noch nicht entrichteten Steuern, die gegen die HEKA-Gesellschaften festgesetzt zugeteilt oder zugereechnet worden sind oder werden und (i) auf der Grundlage einer „als-ob-Veranlagung“ den Zeitraum bis einschließlich zum Stichtag betreffen oder aus Handlungen resultieren, (ii) die vor oder am Stichtag vorgenommen werden, oder (iii) die aus Tätigkeiten im Zusamenhang mit den in Ziffer 4.2.1.3 erwogenen Grundstückstransaktionen resultieren; in den Fällen (i) und (ii) dieser Ziffer jedoch nur wenn und soweit die Steuern die Summe der im Stichtagsabschluss ausgewiesenen Steuerverbindlichkeiten und Steuerrückstellungen (inklusive latenter Steuerverpflichtungen) übersteigen; weiterhin gilt, dass die Freistellung des Käufers durch den Verkäufer für unbeglichene „income recapture“ Steuern, die in Zusammenhang mit der Grundstücksübertragung nach Ziffer 9.2.1.1 (iii) anfallen, auf den geringeren Betrag von entweder (A) 27.000 CAN, oder (B) 50% (fünfzig Prozent) des Betrags solcher „income recapture“ Steuern beschränkt ist; weiterhin gilt, dass die ersten 27.000 CAN einer jeden „income recapture“ Steuer, die hiernach vom Verkäufer geschuldet wird, als bezahlt und befriedigt gelten, durch Aufrechnung mit dem Einbehalt des Käufers gemäß Ziffer 4.2.1.8;
		9.2.1.1
all unpaid Taxes which were or are levied against or attributed or imputed to the HEKA-Companies and (i) which are attributable to the period up to and including the Effective Date on the basis of a „pro forma tax assessment“, (ii) which result from activity occurring on or before the Effective Date, or (iii) which result from activity arising from those real estate transactions contemplated by clause 4.2.1.3; provided that, in the cases of clauses 9.2.1.1(i) and (ii) if and to the extent that the Taxes exceed the total Tax liabilities and Tax accruals (including any deferred Tax obligations) that are reported in the Effective Date Accounts); provided, further, that Seller’s indemnification of Purchaser for any unpaid ‘income recapture’ Taxes that may be owed in connection with the real estate transfer referred to in clause 9.2.1.1(iii) shall be limited to the lesser of (A) the actual amount of the ‘income recapture’ Taxes, and (B) the greater of (i) C$27,000 or (ii) fifty percent (50%) of the amount of such ‘income recapture’ Taxes; provided further that the first C$27,000 of any levied ‘income recapture’ Taxes owed by the Seller hereunder is deemed paid and satisfied by the related set-off amount retained by the Purchaser at closing in accordance with clause 4.2.1.8;

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9.2.1.2	von der Haftung einer HEKA-Gesellschaft für Steuerschulden des Verkäufers oder einer anderen Verkäufer-Gesellschaft.	9.2.1.2	any liability of a HEKA-Company for any Tax debt of the Seller or another Seller Company.

9.2.2	Die Beschränkungen der Ziffer 7.4 (Freigrenze) und Ziffer 7.5 (Haftungshöchstbetrag) finden auf die Haftung des Verkäufers nach Ziffer 9 keine Anwendung	9.2.2	The limitations under clauses 7.4 (Threshold) and 7.5 (Liability Cap) shall not apply to the Seller’s liability pursuant to clause 9.

9.3	Steuervorteile	9.3	Tax Benefits

9.3.1	Sämtliche Steuererstattungsansprüche der HEKA-Gesellschaften, die sich auf den Zeitraum bis einschließlich zum Stichtag beziehen, stehen dem Verkäufer zu und sind von der Käuferin an den Verkäufer zu erstatten, nachdem die Steuererstattung an eine der HEKA-Gesellschaften erfolgt ist. Sollten sich aus vorgenannter Bestimmung Erstattungsansprüche des Verkäufers ergeben, ist die Käuferin berechtigt, diese mit Ansprüchen der Käuferin aufgrund dieses Vertrages aufzurechnen.	9.3.1
All tax refund claims which are held by the HEKA-Companies and which relate to a period of time up to and including the Effective Date, are for the benefit of the Seller and must be returned by the Purchaser to the Seller after the Tax refund is made to one of the HEKA-Companies. If, under the foregoing provision, the Seller becomes entitled to Tax refund claims, then the Purchaser shall have the right to set such claims off against its own claims based on this Agreement.

9.3.2	Die Freistellungsverpflichtung nach Ziffer 9.2.1 besteht insoweit nicht, als Tatbestände, die für den Zeitraum bis einschließlich des Stichtages bei einer der HEKA-Gesellschaften zu höheren Steuern führen, in der Zeit nach dem Stichtag zu niedrigeren Steuern bei der betreffenden Gesellschaft oder eine anderen HEKA-Gesellschaft führen; die bloße Schaffung oder Erhöhung von steuerlichen Verlusten oder Verlustvorträgen gilt nicht als niedrigere Steuer in diesem Sinne.	9.3.2
There shall be no indemnity claim of the Purchaser under clause 9.2.1 in as much as factual elements which would trigger higher Taxes for one of the HEKA-Companies for the period up to and including the Effective Date would ultimately lead to lower Taxes for the relevant company or another HEKA-Company with respect to the period following the Effective Date. The creation of or increase in tax losses or tax loss carry forwards shall not, by itself, be considered as „lower Taxes“ within the meaning of this paragraph

9.4	Ausschluss der Haftung des Verkäufers	9.4	Exclusion of Seller’s Liability

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9.4.1	Der Verkäufer haftet nicht für Steuern für Zeiträume bis zum Vollzugstag, die auf nach dem Vollzugstag von den HEKA-Gesellschaften vorgenommenen Änderungen der bisherigen Bilanzierungs- oder der Besteuerungspraxis der HEKA-Gesellschaften (einschließlich der Praxis bei der Einreichung von Steuererklärungen) beruhen, sofern diese Änderungen nicht durch zwingendes Recht oder Grundsätze ordnungsmäßiger Buchführung erforderlich sind.	9.4.1
The Seller shall not be liable for any Taxes related to periods up to and including the Effective Date, if they are based on changes that were made by the HEKA-Companies after the Effective Date to their previous accounting or taxation practices (including the practice in submitting tax returns), unless such changes were required under mandatory law or under generally accepted accounting principles.

9.4.2	Ein Anspruch der Käuferin auf Freistellung gemäß Ziffer 9.2.1 ist ausgeschlossen, wenn und soweit die Steuer durch Aufnahme in den Stichtagsabschluss bei der Berechnung des Kaufpreises zugunsten der Käuferin berücksichtigt wurde. Der Ausschluss von Ansprüchen der Käuferin aufgrund des vorstehenden Satzes ist auf den Betrag beschränkt, der der Käuferin durch Berücksichtigung im Stichtagsabschluss zugeflossen ist.	9.4.2	A Purchaser’s claim for indemnification pursuant to clause 9.2.1 will be excluded if and to the extent that the Taxes were already factored into the Purchase Price calculation in favour of the Purchaser because they were included in the Effective Date Accounts. The exclusion of the Purchaser’s claims based on the preceding sentence shall be limited to that amount which was taken into consideration to the benefit of the Purchaser due to the inclusion in the Effective Date Accounts.

9.5	Informationspflicht Die Käuferin hat den Verkäufer über den Beginn einer Außenprüfung oder anderer Verfahren, die zu einem Anspruch nach Ziffer 9.2 führen könnten, zu unterrichten. Ziffer 7.6 gilt entsprechend.	9.5	Duty to Inform The Purchaser must inform the Seller of the commencement of any tax audit or other procedure which could lead to a claim under clause 9.2. Clause 7.6 shall apply mutatis mutandis.

9.6	Verjährung Ansprüche der Käuferin nach Ziffer 9 verjähren frühestens mit Ablauf von fünf (5) Jahren ab dem Vollzugstag, jedoch nicht vor Ablauf von zwölf (12) Monaten ab Bestands- oder Rechtskraft des die jeweilige Steuer festsetzenden Bescheides.	9.6
Time Limits
Any claims of the Purchaser under clause 9 shall be time-barred (verjährt) no sooner than at the end of five (5) years following the Effective Date, but not before the end of twelve (12) months following the date on which the relevant tax assessment notice becomes final and non-appealable.

10.	Ausschluss und Beschränkung der Haftung des Verkäufers	10.	Limitations on Seller’s Liability

10.1	Verjährung	10.1	Time Limits

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10.1.1	Garantieansprüche der Käuferin verjähren mit Ablauf von drei (3) Jahren ab dem Vollzugstag. Abweichend von Satz 1 verjähren	10.1.1	The Purchaser’s Guarantee Claims shall be time-barred three (3) years from the Effective Date. Notwithstanding the foregoing sentence,

10.1.1.1	Garantieansprüche der Käuferin aus Verkäufergarantien in den Ziffer 6.2.1 bis 6.2.4 mit Ablauf von zehn (10) Jahren ab dem Vollzugstag;	10.1.1.1	the Purchaser’s Guarantee Claims under the Seller Guarantees set forth in clauses 6.2.1 through 6.2.4 shall be time-barred ten (10) years from the Effective Date;

10.1.1.2	Ansprüche der Käuferin aus Ziffer 8 (Umweltfreistellung) gemäß Ziffer 8.5;	10.1.1.2	the Purchaser’s claims under clause 8 (Environmental Indemnity) shall be time-barred pursuant to clause 8.5;

10.1.1.3	Ansprüche der Käuferin aus Ziffer 9 (Steuerfreistellung) gemäß Ziffer 9.6;	10.1.1.3	the Purchaser’s claims under clause 9 (Tax Indemnity) shall be time-barred pursuant to clause 9.6;

10.1.1.4	Garantieansprüche, die daraus resultieren, dass der Verkäufer eine Verkäufergarantie vorsätzlich, grob fahrlässig unvollständig oder unzutreffend abgegeben oder eine solche vorsätzlich oder grob fahrlässig verletzt haben nach §§ 194 ff. BGB, sofern sich aus den vorstehenden Unterabsätzen 10.1.1.1 bis 10.1.1.3 keine längere Verjährungsfrist ergibt.	10.1.1.4
Guarantee Claims which result from the fact that the Seller provided a Seller’s Guarantee which was incomplete or incorrect due to fraud, intentional or grossly negligent acts or omissions or from the fact that such guarantee was breached due to an intentional or grossly negligent act or omission, shall be time-barred in accordance with the statutory rules pursuant to secs. 194 et seqq. of the BGB, unless a longer prescription period is stipulated in the foregoing sub-paragraphs 10.1.1.1 through 10.1.1.3;

10.1.1.5	Garantieansprüche wegen Verletzung einer Zusage oder einer Vereinbarung können zu jedem Zeitpunkt innerhalb der Frist während derer eine solche Zusage oder Vereinbarung nach der in diesem Vertrag festgelegten Laufzeit besteht (oder bis zum Ablauf der Verjährungsfrist, falls keine Laufzeit geregelt wurde) geltend gemacht werden;	10.1.1.5
Guarantee Claims for breach of a particular covenant or agreement may be made any time during the period in which such covenant or agreement survives in accordance with the term specified in this Agreement (or until the applicable statute of limitations has expired, if no term is specified); and

10.1.1.6	Garantieansprüche aus Ausgeschlossenen Verbindlichkeiten verjähren mit Ablauf von fünf (5) Jahren ab dem Vollzugstag..	10.1.1.6	Guarantee Claims for Excluded Liabilities shall be time-barred five (5) years from the Effective Date.

10.1.2	Macht die Käuferin einen Anspruch aus diesem Vertrag durch schriftliche Erklärung gegenüber dem Verkäufer geltend, ist dessen Verjährung gehemmt. Die Hemmung endet nach Ablauf von 12 Monaten, sofern die Käuferin nicht vor Ablauf dieser Frist Klage über den streitgegenständlichen Anspruch erhoben hat. Eine Hemmung aufgrund gesetzlicher Vorschriften bleibt unberührt.	10.1.2
The limitation of claims under this Agreement shall be tolled as soon as the Purchaser notifies the Seller in writing that it intends to bring a claim against the Seller. Such tolling shall end after 12 months, unless within such period the Purchaser has instituted legal proceedings. A tolling of the limitation period based on statutory provisions shall continue to apply.

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10.2	Kenntnis der Käuferin Die Bestimmungen der § 442 BGB und § 377 HGB (oder vergleichbare Regelungen nach anwendbarem kanadischen oder U.S. Recht) und die darin enthaltenen Rechtsgedanken finden keine Anwendung.	10.2	Purchaser’s Knowledge The provisions of and legal principles contained in sec. 442 of the BGB and sec. 377 of the HGB (or similar provisions under applicable Canadian or U.S. law) shall not apply.

10.3	Zahlungen des Verkäufers Zahlungen des Verkäufers nach Ziffer 9 bis 11 an die Käuferin gelten als Reduzierung des Kaufpreises; Zahlungen direkt an die HEKA-Gesellschaften gelten als Einlage der Käuferin in das Vermögen der jeweiligen Zahlungsempfängerin.	10.3
Seller Payments
Payments by the Seller to the Purchaser pursuant to clauses 8 through 10 to the Purchaser shall constitute a reduction of the Purchase Price or, where a payment is made directly to a HEKA-Company, a capital contribution of the Purchaser to the respective recipient.

11.	Weitere Verpflichtungen des Verkäufers	11.	Further Obligations of the Seller

11.1
Ansprüche des Verkäufers gegen eine HEKA-Gesellschaft
Der Verkäufer hat mit Ausnahme der in diesem Vertrag ausdrücklich genannten keine Ansprüche gegenüber einer HEKA-Gesellschaft. Der Verkäufer verpflichtet sich, darüber hinaus keinerlei Ansprüche gegen eine HEKA-Gesellschaft geltend zu machen und dafür zu sorgen, dass keine andere Verkäufer-Gesellschaft einen Anspruch gegen eine HEKA-Gesellschaft geltend macht. Der Verkäufer hat dafür zu sorgen, dass die Verkäufer-Gesellschaften und die HEKA-Gesellschaften vor dem Vollzugstag die als Anlage 11.1 zu Beweiszwecken beigefügte Vereinbarung unterzeichnen, in der die Verkäufer und die Verkäufer-Gesellschaften erklären, dass ihnen mit Ausnahme der dort bezeichneten Ansprüche keine weiteren Ansprüche gegen die HEKA-Gesellschaften zustehen.
		11.1
Claims of the Seller Companies against a HEKA-Company
Other than those explicitly stated in this Agreement the Seller has no claims against a HEKA-Company. The Seller agrees not to enforce any other claims against a HEKA-Company and to ensure that no other Seller Company enforces a claim against a HEKA-Company. The Seller shall ensure that prior to the Closing Date, the Seller Companies and the HEKA-Companies will sign the agreement appended as Annex 11.1 (attached for purposes of proof), pursuant to which the Seller and the Seller Companies state that with the exception of the claims indicated therein, they have no further claims against the HEKA-Companies.

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11.2
Firma, Marken etc

Die Käuferin, die HEKA-Gesellschaften und ihre jeweiligen Rechtsnachfolger sind im Verhältnis zu dem Verkäufer berechtigt, aber nicht verpflichtet, die gegenwärtigen Handelsnamen, Marken, Logos und geschäftlichen Bezeichnungen der HEKA-Gesellschaften einschließlich aller Ableitungen hiervon (zusammen die HEKA-Kennzeichen) unbefristet fortzuführen. Ab dem Vollzugstag wird der Verkäufer weder die HEKA-Kennzeichen noch mit den HEKA-Kennzeichen verwechselbare Bezeichnungen und Unternehmenskennzeichen in irgendeiner Weise nutzen oder in den Verkehr bringen. Sie werden insbesondere veranlassen, dass die HEKA-Kennzeichen mit Wirkung zum Stichtag von allen Schildern, Vordrucken, Verpackungen und anderen Materialien, Gebäuden und Fahrzeugen ihres Geschäftsbetriebs entfernt werden. Der Verkäufer steht dafür ein, dass auch die übrigen Verkäufer-Gesellschaften nach Maßgabe der vorhergehenden Sätze 2 und 3 verfahren werden
		11.2
Company Name, Trademarks, etc.

The Purchaser, the HEKA-Companies and their respective legal successors are entitled, but not obligated vis-à-vis the Seller, to continue using indefinitely the current trade names, trademarks, logos and business designations of the HEKA-Companies, including all the derivations thereof (collectively referred as the HEKA-Marks). Starting on the Closing Date, the Seller shall not, in any way, use or distribute into the stream of commerce the HEKA-Marks or any other designations or company names that could be confused with the HEKA-Marks. They shall, as of the Closing Date, specifically cause the HEKA-Marks to be removed from all signs, pre-printed materials, packaging and other materials, buildings and vehicles used in its business operation. The Seller shall ensure that the other Seller Companies also act in accordance with the foregoing sentences 2 and 3.

11.3	Verhalten des Verkäufers nach dem Vollzug Der Verkäufer verpflichtet sich, nach Wirksamwerden der Abtretung der HEKA-Geschäftsanteile keine Gesellschafterbeschlüsse der Gesellschaften zu fassen, es sei denn, er wurde von der Käuferin dazu schriftlich aufgefordert.	11.3
Conduct of the Seller following the Closing
The Seller agrees not to adopt any shareholders’ resolutions of HEKA-Companies after the assignment of the HEKA-Shares becomes effective, unless such resolutions were requested by the Purchaser in writing.

11.4	Schadensersatz Der Verkäufer verpflichtet sich, der Käuferin oder, nach deren Wahl, den HEKA-Gesellschaften sämtliche Schäden zu ersetzen, die der Käuferin oder den HEKA-Gesellschaften aus oder im Zusammenhang mit einer Verletzung von Verpflichtungen aus dieser Ziffer 11 entstehen.	11.4
Damages
The Seller agrees to compensate the Purchaser or, at its election, the HEKA-Companies for any damages, which the Purchaser or the HEKA-Companies incur from or in connection with a breach of the obligations under this clause 11.

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12.	Wettbewerbsverbot; Verbot der Abwerbung	12.	Non-competition; Non-Solicitation

12.1	Wettbewerbsverbot	12.1	Non-Competition

12.1.1	Der Verkäufer verpflichtet sich, für die Dauer von 2 Jahren ab dem Vollzugstag in den geographischen Gebieten, in denen die HEKA-Gesellschaften am Unterzeichnungstag oder am Vollzugstag tätig sind,	12.1.1	The Seller agrees that for a period of 2 years from the Closing Date in the geographic areas in which the HEKA-Companies engage in business on the Signing Date or on the Closing Date, it shall not

12.1.1.1	jegliche Betätigung zu unterlassen, mit der er unmittelbar oder mittelbar in Wettbewerb mit den Aktivitäten der HEKA-Gesellschaften oder HEKA-Geschäftsbetriebe am Unterzeichnungstag oder am Vollzugstag treten würde und	12.1.1.1	engage in any activity which would compete either directly or indirectly with the activities of the HEKA-Companies or the HEKA-Business Operations as they exist on the Signing Date or on the Closing Date and

12.1.1.2
kein Unternehmen, das mit den Aktivitäten der HEKA-Gesellschaften am Unterzeichnungstag und/oder am Vollzugstag unmittelbar oder mittelbar in Wettbewerb steht, zu gründen oder zu erwerben oder sich an einem solchen Unternehmen unmittelbar oder mittelbar in irgendeiner Weise zu beteiligen. Ausgenommen von diesem Wettbewerbsverbot ist der Erwerb von bis zu 2% der Aktien an börsennotierten Gesellschaften, sofern jeglicher Einfluss des Verkäufers auf die Leitungsorgane dieser Gesellschaften ausgeschlossen ist. Der Verkäufer stehet dafür ein, dass auch von ihm beherrschte Verkäufer-Gesellschaften entsprechend den vorstehenden Regelungen nicht in Wettbewerb zu den Aktivitäten der HEKA-Gesellschaften oder der HEKA-Geschäftsbetriebe am Unterzeichnungstag oder am Vollzugstag treten werden.
		12.1.1.2
form, acquire or invest either directly or indirectly in any manner in any company or other enterprise which competes either directly or indirectly with the activities of the HEKA-Companies as they exist on the Signing Date or on the Closing Date.
The non-compete covenant shall not extend to the purchase of up to 2% of shares in any publicly listed companies, provided that it is impossible for the Seller to exert any influence on the management bodies of such companies. The Seller shall be responsible for ensuring that the Seller Companies controlled by it will comply with the foregoing rules of not competing with the activities of HEKA-Companies and the HEKA-Business Operations as they exist on the Signing Date or on the Closing Date.

12.1.2
Im Fall einer Zuwiderhandlung gegen eine Verpflichtung aus vorstehender Ziffer 12.1.1 hat die Käuferin den Verkäufer zunächst schriftlich unter Setzung einer angemessen Frist aufzufordern, die Zuwiderhandlung zu unterlassen bzw. für eine Unterlassung der Zuwiderhandlung durch die von ihr beherrschte(n) Verkäufer-Gesellschaft(en) zu sorgen. Nach fruchtlosem Ablauf der Frist gemäß Satz 1 hat der Verkäufer an die Käuferin (oder, nach Wahl der Käuferin, an die HEKA-Gesellschaften) für jeden folgenden Fall der Zuwiderhandlung eine Vertragsstrafe in Höhe von 10.000 EUR (in Worten: zehntausend Euro) zu zahlen. Im Falle eines fortgesetzten Verstoßes ist die Vertragsstrafe für jeden angefangenen Monat, in dem der Verstoß anhält, erneut zu zahlen. Eine Abmahnung gemäß Satz 1 ist entbehrlich, wenn der Verkäufer das Unterlassen der Zuwiderhandlung ernsthaft und endgültig verweigern.
		12.1.2
If an obligation under the above clause 12.1.1 is breached, then the Purchaser must initially demand in writing upon setting a reasonable grace period that the Seller ceases and desists from committing such breach and cause any Seller Company controlled by it to cease and desist from committing such breaches. After the grace period set forth in sentence 1 above has expired, the Seller shall pay a contractual penalty (Vertragsstrafe) in the amount of EUR 10,000 (ten thousand euros) to the Purchaser (or, at the Purchaser’s option, the HEKA-Companies) for each subsequent incident involving a breach. In the event of a continuing breach, the contractual penalty is to be paid again for each month commenced in which the breach persists. A formal notice of default (Abmahnung), as set forth in sentence 1, shall not be necessary, if the Seller seriously and definitively refuses to stop breaching conduct.

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12.1.3
Im Falle einer Zuwiderhandlung gegen eine Verpflichtung aus Ziffer 12.1.1 kann die Käuferin darüber hinaus von dem Verkäufer verlangen, dass die Käuferin (oder, nach Wahl der Käuferin, eine der HEKA-Gesellschaften) so gestellt wird, als wäre das gegen Ziffer 12.1.1 verstoßende Geschäft auf ihre Rechnung geführt worden; dabei sind der Käuferin (bzw. der von ihr bestimmten HEKA-Gesellschaft) alle Vorteile herauszugeben, die der Verkäufer und/oder die betreffende Verkäufergesellschaft im Zusammenhang mit der Zuwiderhandlung erlangt haben. Vorbehalten bleibt der Ersatz weitergehender Schäden, die der Käuferin, einer HEKA-Gesellschaft und/oder einem anderen Unternehmen der Gruppe der Käuferin durch das verbotswidrige Verhalten entstehen.
12.1.3
If an obligation under clause 12.1.1 is breached, the Purchaser may also demand that the Seller place it (or, at the election of the Purchaser, the HEKA-Company concerned) in such position as it would have been in had the activity that breached clause 12.1.1 been carried out for its account. In particular, any benefit or advantage which the Seller or the Seller Company concerned may gain from the prohibited activity must be passed on to the Purchaser (or the HEKA-Company concerned). The right to recover more extensive damages which the Purchaser, a HEKA-Company or other members of the Purchaser’s group of companies sustains as a result of the breaching conduct, is reserved.

12.2
Abwerbeverbot
Der Verkäufer verpflichtet sich für einen Zeitraum von 2 Jahren ab dem Stichtag, keine Personen abzuwerben, die in den letzten zwei (2) Jahren vor dem Vollzugstag für die HEKA-Gesellschaften als Organmitglied oder leitender Angestellter tätig war. Der Verkäufer wird solchen Personen auch keine Anstellungs- oder Beraterverträge anbieten oder mit ihnen schließen. Der Verkäufer hat im Rahmen seiner rechtlichen Möglichkeiten dafür zu sorgen, dass auch die von ihm beherrschten Verkäufer-Gesellschaften die vorstehenden Beschränkungen einhalten. Im Falle einer Zuwiderhandlung gegen die vorstehenden Verpflichtungen gelten Ziffer 12.1.2, 12.1.3 entsprechend.
12.2
Non-Solicitation
The Seller agrees that for a period of 2 years from the Effective Date, he shall not solicit or entice away from the Purchaser or any HEKA-Company any persons who have worked as an officer, managing director, board member or member of senior management (leitender Angestellter) for the HEKA-Companies at any time during the two (2) years prior to the Closing Date. The Seller shall also not offer to or execute with such persons any employment, service or consultancy agreements. Within the scope and limits of its legal powers, the Seller shall procure that the Seller Companies which it controls shall abide by the restrictions set forth herein. In the event that the foregoing duties are breached, clauses 12.1.2 and 12.1.3 shall apply mutatis mutandis.

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13.	Vertraulichkeit und Pressemitteilungen	13.	Confidentiality and Press Releases

13.1	Vertraulichkeit im Hinblick auf die HEKA-Gesellschaften Der Verkäufer wird alle Informationen über die HEKA-Gesellschaften und die HEKA-Geschäftsbetriebe streng vertraulich behandeln, vor dem Zugriff Dritter wirksam schützen und solche vertraulichen Informationen nicht für eigene oder fremde Zwecke nutzen. Von der vorstehenden Verpflichtung nicht umfasst sind Tatsachen, die öffentlich bekannt sind oder ohne eine Verletzung dieser Verpflichtung öffentlich bekannt werden oder deren Offenlegung durch Gesetz oder kapitalmarktbezogene Regularien vorgeschrieben ist.	13.1
Confidentiality with respect to the HEKA-Companies
The Seller shall treat any and all information concerning the HEKA-Companies and the HEKA-Business Operations as strictly confidential, shall effectively protect such information from access by third parties and shall not use such confidential information for its own purposes or for the purposes of any third party. The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules

13.2
Vertraulichkeit im Hinblick auf diesen Vertrag und die Parteien
Die Parteien verpflichten sich, den Inhalt dieses Vertrages, die Umstände seiner Verhandlung, seines Abschlusses und seiner Durchführung sowie alle in diesem Zusammenhang über die jeweils andere Partei und mit ihr verbundene Unternehmen (mit Ausnahme der HEKA-Gruppe) erlangten Informationen streng vertraulich zu behandeln sowie vor dem Zugriff Dritter wirksam zu schützen. Von der vorstehenden Verpflichtung nicht umfasst sind Tatsachen, die öffentlich bekannt sind oder ohne eine Verletzung dieser Verpflichtung öffentlich bekannt werden oder deren Offenlegung durch Gesetz oder kapitalmarktbezogene Regularien vorgeschrieben ist. In einem solchen Fall sind die Parteien jedoch verpflichtet, die jeweils andere Partei vor der Offenlegung zu informieren und die Offenlegung auf das nach dem Gesetz oder der behördlichen Anordnung erforderliche Mindestmaß zu beschränken. Beide Parteien erkennen an, dass die Käuferin unmittelbar nach Ausfertigung dieses Vertrages diesen bei der United States Securities and Exchange Commission veröffentlichen werden.
		13.2
Confidentiality with respect to this Agreement and the Parties
The Parties mutually agree to treat as strictly confidential, and to prevent the disclosure to any third parties of, the contents of this Agreement, the circumstances concerning its negotiation, its execution and its consummation as well as any and all information which they have obtained and which relates to the other Party or that Party’s affiliates (with the exception of the HEKA-Group). The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules. In that case, however, each Party will be obligated to inform the respective other Party about such dislosure and to limit the disclosure to the minimum required under law or by the applicable capital markets rules. Each Party acknowledges that the Purchaser will be publicly filing this Agreement promptly following the execution hereof with the United States Securities and Exchange Commission.

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13.3
Weitergabe von Informationen
Der Verkäufer ist berechtigt, anderen Verkäufer-Gesellschaften und Dritten alle gemäß Ziffer 13.1, 13.2 geschützten Informationen zugänglich zu machen, soweit dies zur Durchführung dieses Vertrags und der hierin vereinbarten Rechtsgeschäfte notwendig ist. Die Käuferin ist berechtigt, den mit ihr zum jeweiligen Zeitpunkt i. S. v. §§ 15 ff. AktG verbundenen Unternehmen sowie Dritten alle in Ziffer 13.2 geschützten Informationen zugänglich zu machen, soweit dies zur Durchführung dieses Vertrags und der hierin vereinbarten Rechtsgeschäfte oder sonst zur Wahrnehmung ihrer berechtigten Interessen notwendig ist. Vor einer Weitergabe von Informationen sind die Parteien verpflichtet, die Empfänger der Informationen schriftlich zur Vertraulichkeit gemäß Ziffer 13.2 und, im Falle von Satz 1, Ziffer 13.1 zu verpflichten.
13.3
Passing on of Information
The Seller may disclose any information that is protected under clauses 13.1 or 13.2 to other Seller Companies and to third parties, if and to the extent that such disclosure is required in order to perform this Agreement and the transactions stipulated herein. The Purchaser may disclose any information that is protected under clause 13.2 to the companies affiliated with it at the relevant time and within the meaning of sec. 15 et seqq. of the AktG and to third parties, if and to the extent that such disclosure is necessary to perform this Agreement and the transactions stipulated herein or otherwise required to protect the Purchaser’s fair interest (berechtigte Interessen). Before disclosing any information, the Parties shall obtain from the recipients of the information a written undertaking by which such recipients commit to confidentiality according to clause 13.2 and, in the case of sentence 1, also clause 13.1.

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13.4	Pressemitteilungen Die Parteien werden sich über Form und Inhalt jeder Pressemitteilung oder ähnlicher freiwilliger Verlautbarungen zu diesem Vertrag, seinem Zustandekommen und seiner Durchführung vor deren Veröffentlichung abstimmen. Sofern Veröffentlichungen durch Gesetz oder kapitalmarktbezogene Regularien vorgeschrieben sind, werden sich die Parteien um eine vorherige Abstimmung bemühen	13.4
Press Releases
Prior to issuing any press release or making any similar voluntary announcement with respect to this Agreement, its formation or its performance, the Parties shall agree on the form and content of such press release or similar announcement. If a public announcement is required by law or under the applicable capital markets rules, then the Parties shall endeavor to coordinate with one another in advance.

14.	Kosten und Verkehrsteuern	14.	Costs and Transfer Taxes

14.1	Beraterkosten Jede Partei trägt ihre eigenen Kosten und Auslagen im Zusammenhang mit der Vorbereitung, Verhandlung und Durchführung dieses Vertrages, einschließlich der Honorare, Kosten und Auslagen ihrer Berater.	14.1
Advisor Costs
Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of this Agreement, including any professional fees, charges and expenses of its respective advisors.

14.2	Übrige Kosten, Gebühren Die Kosten der notariellen Beurkundung dieses Vertrages und die Gebühren der zuständigen Kartellbehörden trägt der Käufer.	14.2	Other Costs, Fees The costs of the notarisation of this Agreement and the fees charged by the competent antitrust authorities shall be borne by the Purchaser.

14.3	Steuern Alle Verkehrsteuern, Gebühren oder Abgaben, die aufgrund des Abschlusses oder Durchführung dieses Vertrags anfallen, trägt der Käufer. Kapitalertragssteuer, Einkommensteuer oder Gewerbesteuer oder sonstige kommunale Steuern die aufgrund des Abschlusses oder der Durchführung dieses Vertrags anfallen, trägt vollumfänglich der Verkäufer.	14.3
Taxes
All transaction taxes (Verkehrsteuern), fees or charges resulting from the conclusion or performance of this Agreement, shall be borne by the Purchaser. Capital gains taxes (without the Capital gain taxes selling the building), income taxes or trade taxes or other municipal taxes shall entirely borne by the Seller.

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15.	Abtretung und Übertragung von Rechten und Pflichten Rechte und Pflichten aus diesem Vertrag können ohne vorherige schriftliche Zustimmung der jeweils anderen Partei weder ganz noch teilweise abgetreten oder übertragen werden. Die Käuferin ist jedoch berechtigt, Rechte aus diesem Vertrag zum Zwecke der Finanzierung der in diesem Vertrag vereinbarten Transaktion an die finanzierenden Banken abzutreten. Im Falle einer solchen Abtretung steht die Käuferin für die Erfüllung der Pflichten des Abtretungsempfängers aus diesem Vertrag ein.	15.
Assignment and Transfer of Rights and Obligations

No rights and obligations under this Agreement may be assigned or transferred to third parties, either in whole or in part, without the prior written consent of the other Party. The Purchaser is entitled, however, to assign the rights under this Agreement to the financing banks for purposes of financing the transaction stipulated in this Agreement. In the event of such an assignment, the Purchaser shall ensure the performance of the assignee’s duties under this Agreement.

16.	Mitteilungen	16.	Notices

16.1	Form der Mitteilungen Alle rechtsgeschäftlichen Erklärungen und Mitteilungen (zusammen Mitteilungen) im Zusammenhang mit diesem Vertrag bedürfen der Schriftform, soweit nicht notarielle Beurkundung oder eine andere Form durch zwingendes Recht vorgeschrieben ist. Der Schriftform genügt eine Übermittlung per Telefax oder ein Briefwechsel, nicht aber eine sonstige telekommunikative Übermittlung. Die elektronische Form (z. B. E-Mail) ersetzt die Schriftform nicht.	16.1
Form of Notices

All legally binding statements and other notices in connection with this Agreement (collectively the Notices shall be made in writing unless a formal notarisation or an other specific form is required by mandatory law. The written form requirement shall be satisfied through transmission by facsimile or an exchange of letters (but not through any other form of telecommunication transmission). An electronic transmission (such as by e-mail) shall not be sufficient to satisfy the requirement that Notices be made in writing.

16.2	Mitteilungen an den Verkäufer Alle Mitteilungen an den Verkäufer im Zusammenhang mit diesem Vertrag sind zu richten an:	16.2	Notices to the Seller Any Notices to be delivered to the Seller hereunder shall be addressed as follows:

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	Dr. Peter Schulze, Dinkelackerring 10 67435 Neustadt a.d.W. sowie an seine Berater: RAe Müller und Kollegen RA Wolfgang Fleck Friedrichsplatz 9 68165 Mannheim		Dr. Peter Schulze, Dinkelackerring 10 67435 Neustadt a.d.W. and to its advisor: RAe Müller und Kollegen RA Wolfgang Fleck Friedrichsplatz 9 68165 Mannheim

16.3	Mitteilungen an die Käuferin Alle Mitteilungen an die Käuferin im Zusammenhang mit diesem Vertrag sind zu richten an: Harvard Bioscience c/o Jeffrey Duchemin 84 October Hill Road, Holliston, MA 01746 with a copy to its advisor: Burns & Levinson LLP, Attn: Chad Porter, 125 Summer Street, Boston, MA 02110, Email: cporter@burnslev.com	16.3
Notices to the Purchaser
Any Notices to be delivered to the Purchaser hereunder shall be addressed as follows:

Harvard Bioscience
c/o Jeffrey Duchemin
84 October Hill Road,
Holliston, MA 01746

and to its advisor:

Burns & Levinson LLP, Attn: Chad Porter, 125 Summer Street, Boston, MA 02110, Email: cporter@burnslev.com

16.4	Adressänderungen Die Parteien haben Änderungen ihrer in genannten Anschriften der jeweils anderen Partei unverzüglich schriftlich mitzuteilen. Bis Zugang dieser Mitteilung gilt die bisherige Anschrift als wirksam.	16.4
Change of Address
The Parties shall without undue delay give written Notice to the other Party of any changes in the addresses above. In the absence of such communication, the addresses stated above shall remain in place.

17.	Verschiedenes; Schlussbestimmungen	17.	Miscellaneous

17.1	Anwendbares Recht Dieser Vertrag unterliegt deutschem Recht. Das Wiener UN-Übereinkommen über Verträge über den internationalen Warenkauf (CISG) findet keine Anwendung.	17.1	Governing Law This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

17.2	Gerichtsstand Ausschließlicher Gerichtsstand für alle Streitigkeiten zwischen den Parteien aus und im Zusammenhang mit diesem Vertrag und seiner Durchführung, einschließlich seiner Anlagen, ist – soweit gesetzlich zulässig – Frankenthal.	17.2
Place of Jurisdiction
Jurisdiction and venue for any disputes between the Parties arising from or connected with this Agreement (and its Annexes) to the maximum extent permitted by law shall lie with the competent courts located in Frankenthal.

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17.3	Bankarbeitstag Bankarbeitstag im Sinne dieses Vertrages ist ein Tag, an dem die Banken in Frankfurt am Main, Deutschland für den Geschäftsverkehr geöffnet sind.		17.3 Bank Working Day For the purposes of this Agreement, Bank Working Day means a day on which banks are open for business in Frankfurt am Main, Germany.

17.4	Zinsen Soweit nicht anderweitig in diesem Vertrag bestimmt, hat jede Partei Zinsen in Höhe von 5 (fünf) Prozentpunkten über dem jeweiligen Basiszinssatz der Europäischen Zentralbank auf Zahlungen an eine andere Partei vom Beginn des Tages nach dem Tag der Fälligkeit (oder dem ansonsten in diesem Vertrag als Zinsbeginn genannten Tag) bis zum Tag der Zahlung einschließlich zu leisten. Die Geltendmachung von Verzugszinsen und eines weiteren Verzugsschadens ist nicht ausgeschlossen.	17.4
Interest
Except as otherwise provided in this Agreement, each Party must pay interest in the amount of 5 (five) percentage points above the respective base rate of the European Central Bank on any amounts due and payable to the other Party under this Agreement, for the period beginning on the day following the day on which the payment is due (or the day otherwise stipulated herein as the day on which interest shall begin to accrue) and ending on (and including) the day when payment is made. The right to claim default interest (Verzugszinsen) and more extensive default-related damages (Verzugsschaden) shall remain unaffected.

17.5	Vertragsänderungen Änderungen, Ergänzungen oder die Aufhebung dieses Vertrages einschließlich der Abänderung dieser Bestimmung selbst bedürfen der Schriftform, soweit nicht nach zwingendem Recht eine strengere Form (z. B. notarielle Beurkundung) erforderlich ist. 16.1 Satz 2 gilt entsprechend.	17.5
Amendments to this Agreement
Any amendment of, supplement to or termination (Aufhebung) of, this Agreement, including any modification of this clause, shall be valid only if made in writing, unless more stringent form requirements (e.g. notarisation) must be satisfied under applicable law. Clause 16.1 sentences 2 shall and 3 apply mutatis mutandis.

17.6	Abweichungen der Sprachfassungen Bei Abweichungen zwischen der deutschen und englischen Fassung dieses Vertrages ist die englische Fassung maßgeblich.	17.6	Language Discrepancies In case of discrepancies between the German and the English version of this Agreement the English version shall prevail.

17.7	Anlagen Sämtliche Anlagen sind Bestandteil dieses Vertrages.	17.7	Annexes All Annexes to this Agreement form an integral part of this Agreement.

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17.8	Gesamte Vereinbarung Dieser Vertrag enthält sämtliche Vereinbarungen der Parteien in Bezug auf den Vertragsgegenstand und ersetzt alle mündlichen oder schriftlichen Verhandlungen, Vereinbarungen und Abreden, die zuvor zwischen den Parteien im Hinblick auf den Vertragsgegenstand geschlossen wurden. Nebenabreden zu diesem Vertrag bestehen nicht.	17.8
Entire Agreement
This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

17.9
Salvatorische Klausel
Sollte eine Bestimmung dieses Vertrages ganz oder teilweise nichtig, unwirksam oder undurchsetzbar sein oder werden, wird die Wirksamkeit und Durchsetzbarkeit aller übrigen verbleibenden Bestimmungen davon nicht berührt. Die nichtige, unwirksame oder undurchsetzbare Bestimmung ist, soweit gesetzlich zulässig, als durch diejenige wirksame und durchsetzbare Bestimmung ersetzt anzusehen, die dem mit der nichtigen, unwirksamen oder nicht durchsetzbaren Bestimmung verfolgten wirtschaftlichen Zweck nach Gegenstand, Maß, Zeit, Ort und Geltungsbereich am nächsten kommt. Entsprechendes gilt für die Füllung etwaiger Lücken in diesem Vertrag.
17.9	Severability
Should any provision of this Agreement be or become, either in whole or in part, void, ineffective or unenforceable, then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject-matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any gap that may be found to exist in this Agreement.

Schlussbestimmungen	Final Provisions
(1) Sollten zum Vollzug dieses Anteilskauf- und -abtretungsvertrags weitere Handlungen oder Erklärungen erforderlich sein, insbesondere Zustimmungserklärungen oder Gesellschafterbeschlüsse, werden die Parteien die entsprechenden Handlungen bzw. Erklärungen vornehmen bzw. abgeben und sich nach besten Kräften dafür einsetzen, dass Dritte entsprechende Handlungen und Erklärungen vornehmen.

(1) Should additional measures or declarations be required to consummate this Agreement on the Sale and Transfer of Shares, in particular declarations of consent or resolutions, the Parties will take all such necessary measures and/or issue all such necessary declarations and use their best efforts to ensure that third parties take respectively issue corresponding appropriate measures and declarations.

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(2) Der Notar hat über ausländisches Recht, insbesondere über das Recht des Staates Kanada bzw. das Recht der USA, nicht belehrt. Die Beteiligten entbinden ihn insoweit von jeglicher Haftung.
(2) The Notary did not instruct about foreign law, in particular not about the laws of the State of Canada or the laws of the United States of America. The Parties release the Notary in that regard from liability.

(3) Der beurkundende Notar hat die nach dem Beurkundungsgesetz erforderlichen Belehrungen erteilt.	(3) The undersigned notary has issued the instructions required by the Law governing the Authentication of Documents (Beurkundungsgesetz [BeurkG]).
(4) Die Beteiligten bevollmächtigen hiermit die Notarangestellten	(4) The parties hereto grant power of attorney to the assistants of the notary
a)Frau Sabine Metzger,	a)Mrs. Sabine Metzger,
b)Frau Stefanie Groß,	b)Mrs. Stefanie Groß,
c)Frau Fidan Güntürkün,	c)Mrs. Fidan Güntürkün,
d)Frau Aniela Vukalic, e)Frau Katharina Wander, f)Herrn Oliver Härer,	d)Mrs. Aniela Vukalic, e)Mrs. Katharina Wander, f)Mr. Oliver Härer,
- jeweils geschäftsansässig in Rheinstahlstraße 3, 70469 Stuttgart -,	- each business-resident in Rheinstahlstraße 3, 70469 Stuttgart -,
- je einzeln –	- each individually -
zur Abgabe und Entgegennahme aller Willenserklärungen und zur Vornahme aller Rechtshandlungen, die zum Vollzug dieser Urkunde nach dem Ermessen des Bevollmächtigten zweckdienlich sind. Die Vollmacht berechtigt insbesondere zu Änderungen und Ergänzungen dieser Urkunde.

to make and receive any and all declarations and other acts which are in their opinion necessary for the completion of this notarial deed. The power of attorney entitles them in particular to amendments and additions of this notarial deed.

Die Vollmacht erlischt nicht durch den Tod des Vollmachtgebers. Von den Beschränkungen des § 181 BGB wird hiermit Befreiung erteilt.	The power of attorney does not lapse with the death of the principal. The agents are herewith released from the restrictions of section 181 German Civil Code (BGB).

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Im Falle der Unwirksamkeit der Vollmacht wird eine Haftung der Bevollmächtigten gemäß § 179 BGB ausgeschlossen.	In case the power of attorney is ineffective, the agents are exempt from liability according to Section 179 German Civil Code (BGB).
Von dieser Vollmacht kann nur vor dem beurkundenden Notar oder seinem Sozius sowie deren Vertreter im Amt Gebrauch gemacht werden.	This Power of Attorney can only be used before of the recording notary, his partner or his representative in office.

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Der englische Wortlaut der vorstehenden Urkunde samt Anlagen 3.6.1, 3.6.2, 6.5.3, 6.7, 6.11.3 und 6.20 wurde in Gegenwart des Notars vorgelesen, die Anlage 6.10.1 zur Durchsicht vorgelegt, alles von den Erschienenen genehmigt und von ihnen und dem Notar wie folgt eigenhändig unterschrieben:

The persons appearing waived their right to read aloud the Annex 6.10.1, but inspected and fully approved it and signed on each page instead. Apart from that the English wording of this deed including the Annexes 3.6.1, 3.6.2, 6.5.3, 6.7, 6.11.3 und 6.20 was read in presence of the Notary, approved by all and signed by the Persons Appearing and the Notary in their own hands as follows:

/s/ Peter Schulze

/s/ Jeffrey Duchemin

/s/ Rudolf Bezler
Notary

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